Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-107792

PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 27, 2003)

$400,000,000

Boston Properties Limited Partnership

3.75% EXCHANGEABLE SENIOR NOTES DUE 2036

Interest payable on May 15 and November 15

The notes will bear interest at a rate of 3.75% per year. We will pay interest on the notes on May 15 and November 15 of each year, beginning November 15, 2006. Holders may exchange their notes at their option on any day prior to the close of business on the scheduled trading day immediately preceding May 18, 2013 only under the following circumstances: (1) during the ten business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of Boston Properties, Inc. common stock and the exchange rate on each such day; (2) during any calendar quarter beginning after June 30, 2006 if the closing sale price of Boston Properties, Inc. common stock for at least 20 trading days in the 30 consecutive trading days ending on the last day of the preceding calendar quarter is more than 130% of the exchange price per share of Boston Properties, Inc. common stock on the last day of such preceding calendar quarter; (3) if we have called such notes for redemption and the redemption has not yet occurred; (4) upon the occurrence of specified corporate events; or (5) if Boston Properties, Inc.’s common stock is delisted. Upon exchange we will pay cash and shares of Boston Properties, Inc. common stock, if any, based on a daily exchange value (as described herein) calculated on a proportionate basis for each day of the relevant 20 trading day observation period.

The initial exchange rate will be 8.9461 shares of Boston Properties, Inc. common stock per $1,000 principal amount of notes (equivalent to an initial exchange price of approximately $111.78 per share of Boston Properties, Inc. common stock). The exchange price will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, if a “fundamental change” (as defined herein) occurs, we will increase the exchange rate for a holder that elects to exchange its notes in connection with such fundamental change.

On or after May 18, 2013, we may at our option redeem all or part of the notes for cash, provided that, subject to our rights under the next sentence, we must make at least 12 semi-annual interest payments (including the interest payments on November 15, 2006, and May 1, 2013) in the full amount required by the indenture before redeeming any notes at our option. We may also redeem the notes at any time prior to maturity to the extent necessary to preserve Boston Properties, Inc.’s status as a real estate investment trust. Holders may require us to repurchase for cash the notes on May 18, 2013 and May 15 of 2016, 2021, 2026 and 2031 and at any time prior to their maturity upon a fundamental change, in each case at a price equal to 100% of the principal amount of the notes being repurchased plus any accrued and unpaid interest up to, but excluding, the repurchase date. We will pay cash for all notes so repurchased.

The notes will be our senior unsecured obligations and will rank equally in right of payment to all of our existing and future senior unsecured indebtedness and senior to any future subordinated indebtedness. The notes will effectively rank junior in right of payment to all of our existing and future secured indebtedness. The notes will be structurally subordinated to all liabilities of our subsidiaries. For a more detailed description of the notes, see “Description of Notes” beginning on page S-13.

The common stock of Boston Properties, Inc. is listed on the New York Stock Exchange under the symbol “BXP.” On March 31, 2006 the last reported sale price of Boston Properties, Inc. common stock on the New York Stock Exchange was $93.25 per share.

Investing in the notes involves risks. See “ Risk Factors” beginning on page S-6.

PRICE 100% AND ACCRUED INTEREST, IF ANY

We have granted the underwriter the right to purchase up to an additional $60,000,000 principal amount of notes, solely to cover overallotments.

The underwriter expects to deliver the notes to purchasers on April 6, 2006.

MORGAN STANLEY

March 31, 2006

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, and any “free writing prospectus” we may authorize delivered to you. Neither we nor Morgan Stanley has authorized anyone to provide you with different or additional information. We are offering to sell, and seeking offers to buy, our notes only in jurisdictions where offers and sales are permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference are accurate as of any date other than their respective dates. Our business, financial condition, results operations and prospects may have changed since those dates.

This document consists of two parts. The first part is this prospectus supplement, which updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the notes offered hereby. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or the documents incorporated by reference, the information in this prospectus supplement will control.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. In addition, you may read our SEC filings at the offices of the New York Stock Exchange (the “NYSE”), which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common stock is traded on the NYSE under the symbol of “BXP.” We have a website located at http://www.bostonproperties.com. The information on our website is not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. Our SEC file number is 1-13087. We are incorporating by reference the documents listed below, which we have already filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 16, 2006;

•	Boston Properties, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 16, 2006;

•	those portions of Boston Properties, Inc.’s definitive Proxy Statement for the 2006 Annual Meeting of Stockholders that are incorporated by reference in Boston Properties Inc.’s Form 10-K;

•	our Current Report on Form 8-K filed on March 30, 2006;

•	the description of Boston Properties, Inc.’s common stock contained in its Registration Statement on Form 8-A filed on June 12, 1997, including any amendments and reports filed for the purpose of updating such description; and

•	all documents filed by us and Boston Properties, Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of this offering.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered a copy of the documents incorporated by reference in this prospectus supplement. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus supplement, by writing or telephoning us at the following:

Boston Properties Limited Partnership

111 Huntington Avenue

Boston, Massachusetts 02199-7610

Attention: Investor Relations

(617) 236-3300

This prospectus supplement is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the information incorporated by reference into this prospectus supplement, and the accompanying prospectus, contain forward-looking statements within the meaning of the federal securities laws. We caution investors that any forward-looking statements contained in this prospectus supplement, the accompanying prospectus or any of the documents incorporated by reference, or which management may make orally or in writing from time to time, are based on management’s beliefs and on assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “result,” and similar expressions which do not relate solely to historical matters are intended to identify forward-looking statements. Such statements are subject to risks, uncertainties, and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties, and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. We caution you that, while forward-looking statements reflect our good faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. We expressly disclaim any responsibility to update our forward-looking statements, whether as a result of new information, future events, or otherwise. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on results and trends at the time they are made, to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance, or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

•	general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners, and operators of real estate);

•	risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments including the risk associated with interest rates impacting the cost and/or availability of financing;

•	risks associated with forward interest rate contracts and the effectiveness of such arrangements;

•	failure to manage effectively our growth and expansion into new markets or to integrate acquisitions successfully;

•	risks and uncertainties affecting property development and construction (including, without limitation, construction delays, cost overruns, inability to obtain necessary permits, and public opposition to such activities);

•	risks associated with actual or threatened terrorist attacks;

•	risks associated with the impact on our insurance program if the Federal Terrorism Risk Insurance Act, which expires on December 31, 2007, is not extended or is extended on different terms;

•	risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets;

•	costs of compliance with the Americans with Disabilities Act and other similar laws;

•	potential liability for uninsured losses and environmental contamination;

•	risks associated with our potential failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or the Code, and possible adverse changes in tax and environmental laws;

•	risks associated with possible state and local tax audits;

•	risks associated with our dependence on key personnel whose continued service is not guaranteed; and

•	the other risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2005 and in Boston Properties, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005, as well as in our and Boston Properties, Inc.’s other reports filed from time to time with the SEC and the accompanying prospectus.

The risks included here are not exhaustive and you should be aware that there may be other factors, which could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Investors should also refer to our and Boston Properties, Inc.’s Annual Reports on Form 10-K and our and Boston Properties, Inc.’s Quarterly Reports on Form 10-Q for future periods and Current Reports on Form 8-K as we and Boston Properties, Inc. file them with the SEC, and to other materials we and Boston Properties, Inc. may furnish to the public from time to time through Form 8-K or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights the information contained elsewhere in this prospectus supplement. Because this is only a summary, it does not contain all of the information that may be important to you or that you should consider before buying notes in this offering. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference. In this prospectus supplement, unless otherwise expressly stated or the context otherwise requires, all references to “BPLP,” refer to Boston Properties Limited Partnership, a Delaware limited partnership, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise, and all references to “we,” “us” or “our company” refer collectively to Boston Properties, Inc., a Delaware corporation organized in 1997, together with its subsidiaries, including BPLP, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

Our Company

BPLP is the entity through which Boston Properties, Inc., a fully integrated, self-administered and self-managed real estate investment trust, or “REIT,” and one of the largest owners and developers of office properties in the United States, conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets.

Our properties are concentrated in five markets: Boston, Washington, D.C., midtown Manhattan, San Francisco and Princeton, N.J. At December 31, 2005, we owned or had interests in 121 properties, totaling approximately 42.0 million net rentable square feet and structured parking for vehicles containing approximately 9.3 million square feet. Our properties consist of:

•	117 office properties comprised of 100 Class A office properties (including three properties under construction) and 17 office/technical properties;

•	two hotels; and

•	two retail properties.

We own or control undeveloped land totaling approximately 527.1 acres, which will support approximately 9.2 million square feet of development. In addition, we have a 25% interest in the Boston Properties, Inc. Office Value-Added Fund, L.P., which we refer to as the “Value-Added Fund,” which is a strategic partnership with two institutional investors through which we intend to pursue the acquisition of assets within our existing markets that have deficiencies in property characteristics, which provide an opportunity to create value through repositioning, refurbishment or renovation. Our investments through the Value-Added Fund are not included in our portfolio information tables or any other portfolio level statistics.

Boston Properties, Inc. is our sole general partner and, at March 1, 2006, the owner of an approximately 80.92% economic interest in BPLP. Economic interest was calculated as the number of common partnership units of BPLP owned by Boston Properties, Inc. as a percentage of the sum of (i) the actual aggregate number of outstanding common partnership units of BPLP and (ii) the number of common partnership units issuable upon conversion of outstanding preferred partnership units of BPLP. This structure is commonly referred to as an umbrella partnership REIT or “UPREIT.” Boston Properties, Inc.’s general and limited partnership interests in BPLP entitles it to share in cash distributions from, and in the profits and losses of, BPLP in proportion to its percentage interest therein and entitles it to vote on all matters requiring a vote of the limited partners. The other limited partners are persons who contributed their direct or indirect interests in certain properties to us in exchange for common or preferred units of limited partnership interest in BPLP, either in connection with Boston Properties, Inc.’s initial public offering in 1997 or in subsequent transactions.

We are a full-service real estate company, with substantial in-house expertise and resources in acquisitions, development, financing, capital markets, construction management, property management, marketing, leasing, accounting, tax and legal services. As of December 31, 2005, we had approximately 673 employees. Our thirty-four senior officers have an average of twenty-three years experience in the real estate industry and an average of fifteen years of experience with us. Our principal executive office is located at 111 Huntington Avenue, Boston, Massachusetts 02199 and our telephone number is (617) 236-3300. In addition, we have regional offices at 901 New York Avenue, NW, Washington, D.C. 20004; 599 Lexington Avenue, New York, New York 10022; Four Embarcadero Center, San Francisco, California 94111; and 302 Carnegie Center, Princeton, New Jersey 08540.

Recent Developments

On March 30, 2006, we announced that we are in discussions regarding the possible sale of two of our core office properties located in New York City. We anticipate that these properties could generate gross sale proceeds in excess of $2 billion in the aggregate. To the extent one or both of these properties are sold, we currently expect that we would distribute at least the amount of proceeds necessary to avoid paying a corporate level tax on the applicable gains realized from the sale of the assets, estimated to be in excess of $1 billion. We intend to use the remaining net proceeds from the sale of these assets to fund attractive development opportunities or asset acquisitions, reduce outstanding indebtedness, repurchase shares of common stock, declare a special dividend or retain cash for future investment opportunities. We have not yet entered into a contract for the sale of these assets and there can be no assurances that these assets will in fact be sold or, if sold, what the gross proceeds from the sale would be.

On March 27, 2006, Standard & Poor’s announced the Boston Properties, Inc. would be added to the Standard & Poor’s 500 index as of the close of business on March 31, 2006.

Concurrently with this offering, certain selling stockholders of Boston Properties, Inc. are offering up to 3,250,000 shares of Boston Properties, Inc. common stock, plus up to an additional 487,500 shares to cover the underwriter’s overallotment option. The offering of notes hereby and the offering of the common stock by a separate prospectus are not conditioned on one another.

THE OFFERING

The following summary of the offering is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the notes, see “Description of Notes.” For purposes of this summary and the “Description of Notes,” references to “we,” “us,” and “our” refer only to Boston Properties Limited Partnership and not to its subsidiaries or Boston Properties, Inc.

Issuer	Boston Properties Limited Partnership, a Delaware limited partnership.

Issuer of Common Stock	Boston Properties, Inc., our general partner.

Securities Offered	$400,000,000 principal amount of 3.75% exchangeable notes due 2036 (plus up to an additional $60,000,000 principal amount available for purchase by the underwriter, solely to cover overallotments).

Maturity Date	May 15, 2036, unless earlier repurchased, exchanged or redeemed.

Interest	3.75% per year. Interest will be payable semiannually in arrears in cash on May 15 and November 15 of each year, beginning November 15, 2006.

Optional Redemption	Prior to May 18, 2013, we may not redeem the notes except to preserve Boston Properties, Inc.’s status as a real estate investment trust as described below. On or after May 18, 2013, we may at our option redeem all or part of the notes for cash at a price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest. We will make at least 12 semi-annual interest payments (including the interest payments on November 15, 2006, and May 15, 2013) in the full amount required by the indenture before redeeming any notes at our option.

If at any time we determine it is necessary to redeem the notes in order to preserve Boston Properties, Inc.’s status as a real estate investment trust, we may redeem all of the notes then outstanding for cash at a price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to the redemption date.

Exchange Rights	Holders may exchange their notes prior to the close of business on the scheduled trading day immediately preceding May 18, 2013, in multiples of $1,000 principal amount, at the option of the holder under the following circumstances:

•      during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price per note for each day of such measurement period was less than 100% of the product of the last reported sale price of Boston Properties, Inc. common stock and the exchange rate on each such day;

•      during any calendar quarter beginning after June 30, 2006 if the closing sale price of Boston Properties, Inc. common stock for at least 20 trading days in the 30 consecutive trading days ending on the last day of the preceding calendar quarter is more than 130% of the exchange price per share of Boston Properties, Inc. common stock on the last day of such preceding calendar quarter;

• if we have called such notes for redemption and the redemption has not yet occurred;

• upon the occurrence of specified corporate transactions described under “Description of Notes—Exchange Rights”; or

• if Boston Properties, Inc. common stock is delisted.

On and after May 18, 2013 to (and including) the close of business on the scheduled trading day immediately preceding the maturity date, subject to prior repurchase or redemption of the notes, holders may exchange their notes, in multiples of $1,000 principal amount, at the applicable exchange rate regardless of the foregoing circumstances.

The initial exchange rate will be 8.9461 shares of Boston Properties, Inc. common stock per $1,000 principal amount of notes (equivalent to an initial exchange price of approximately $111.78 per share of Boston Properties, Inc. common stock), subject to adjustment.

Upon valid tender of notes for exchange, we will pay, on the third trading day following the last day of the related observation period, cash and shares of Boston Properties, Inc. common stock, if any, based on a daily exchange value (as described herein) calculated on a proportionate basis for each day of the relevant 20 trading day observation period. See “Description of Notes—Exchange Rights—Payment upon Exchange.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest upon exchange of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares, if any, of Boston Properties, Inc. common stock issued to you upon exchange.

Repurchase at Holders’ Option	Holders may require us to repurchase the notes on May 18, 2013 and May 15 of 2016, 2021, 2026 and 2031 at a price equal to 100% of the principal amount of the notes being repurchased plus any accrued and unpaid interest up to, but excluding, the repurchase date. We will pay cash for all notes so repurchased.

Fundamental Change	If we undergo a “fundamental change” (as defined in this offering memorandum under “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes”), you will have the option to require us to purchase all or any portion of your notes. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date. We will pay cash for all notes so purchased.

In addition, if a “fundamental change” occurs prior to May 18, 2013, we will increase the exchange rate for a holder who elects to exchange its notes in connection with such a fundamental change upon exchange in certain circumstances as described under “Description of Notes—Exchange Rights—Exchange Rate Adjustments—Adjustment to Shares Delivered upon Exchange upon Fundamental Change.”

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment to all of our existing and future senior unsecured indebtedness and senior to any future subordinated indebtedness. The notes will effectively rank junior in right of payment to all of our existing and future secured indebtedness. The notes will be structurally subordinated to all liabilities of our subsidiaries. The indenture for the notes does not restrict us or our subsidiaries from incurring additional debt or other liabilities. Our subsidiaries will not guarantee any of our obligations under the notes.

Use of Proceeds	The net proceeds from the sale of the notes are estimated to be approximately $398.5 million after deducting underwriting discounts and commission and estimated offering expenses (assuming the underwriter does not exercise its option to purchase additional notes to cover overallotments). If the underwriter exercises its overallotment option in full to purchase additional notes, we estimate our net proceeds from this offering will be approximately $458.7 million.

We intend to use the net proceeds for the repayment of debt, development opportunities, asset acquisitions and other future investment opportunities.

U.S. Federal Income Taxation	The notes and the Boston Properties, Inc. common stock into which the notes are exchangeable are subject to special and complex U.S. federal income tax rules. Holders are urged to consult their respective tax advisors with respect to the application of the United States federal income tax laws to their own particular situation as well as any tax consequences of the ownership and disposition of the notes and Boston Properties, Inc. common stock arising under the federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable treaty. See “Material United States Federal Income Tax Considerations.”

New York Stock Exchange Symbol for Boston Properties, Inc. Common Stock	BXP.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of the notes or Boston Properties, Inc. common stock could decline due to the materialization of any of these risks, and you may lose all or part of your investment.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial condition and ability to fulfill our obligations under the notes and otherwise adversely impact our business and growth prospects.

We have a substantial amount of debt. As of December 31, 2005, as adjusted for the consummation of this offering and assuming the underwriter exercises its overallotment option in full, we would have had total indebtedness of approximately $5.3 billion, including approximately $1.9 billion of unsecured senior notes, approximately $58.0 million of borrowings under our unsecured line of credit and approximately $3.3 billion in mortgage notes. In addition, we would have had the ability to borrow up to approximately $313.5 million under our unsecured line of credit.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and other indebtedness;

•	increase our vulnerability to adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of our indebtedness, thereby reducing the availability of cash to fund working capital, capital expenditures and other general corporate purposes;

•	limit our ability to borrow money or sell stock to fund our working capital, capital expenditures, general corporate purposes or acquisitions;

•	restrict us from making strategic acquisitions or exploiting business opportunities;

•	place us at a disadvantage compared to competitors that have less debt; and

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

Furthermore, all of our indebtedness under the unsecured line of credit bears interest at variable rates. If these rates were to increase significantly, our ability to borrow additional funds may be reduced, our interest expense would significantly increase, and the risks related to our substantial indebtedness would increase.

In addition, our unsecured line of credit requires us to maintain specified financial ratios and comply with several restrictive covenants. All of these restrictions may limit our ability to execute our business strategy. Moreover, if operating results fall below current levels, we may be unable to maintain these ratios or comply with the covenants. If that occurs, our lenders could accelerate our indebtedness, in which case we may not be able to repay all of our indebtedness, and your notes may not be repaid fully, if at all.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash in the future. To a certain extent, our cash flow is subject to general economic, industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations, that we will realize anticipated cost savings and operating improvements, or that future borrowings will be available to us under the unsecured line of credit in an amount sufficient to enable us to pay amounts due on our indebtedness, including the notes, or to fund our other liquidity needs. Additionally, if we consummate future acquisitions, our debt service obligations could increase.

We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•	our financial condition at the time; and

•	restrictions in the credit agreement governing our unsecured line of credit or in agreements governing our other outstanding indebtedness.

As a result, we may not be able to refinance any of our indebtedness, including the notes, on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or proceeds of asset sales are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the notes. Accordingly, if we cannot service our indebtedness, we may have to take actions such as seeking additional equity or delaying capital expenditures, strategic acquisitions and alliances, any of which could have a material adverse effect on our operations. We cannot assure you that we will be able to effect any of these actions on commercially reasonable terms, or at all.

Despite our substantial indebtedness, we may still incur significantly more debt, which could exacerbate any or all of the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the credit agreement governing our unsecured line of credit limits our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described above, including our possible inability to service our debt, would increase. In addition, the credit agreement governing our unsecured line of credit does not prevent us from incurring obligations that do not constitute indebtedness.

The notes are effectively subordinated to our existing secured debt and any secured debt we may incur in the future.

The notes are not secured by any of our assets. As a result, the notes are effectively subordinated to our existing secured debt and any secured debt we may incur in the future. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. As of December 31, 2005, we had approximately $3.3 billion secured debt outstanding.

The notes will effectively be junior to the liabilities of our subsidiaries and any indebtedness that is guaranteed by our subsidiaries.

The notes will be structurally subordinated to all existing and future liabilities of our subsidiaries and any indebtedness that is guaranteed by our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. Holders of the notes will not be creditors of our subsidiaries. Our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any subsidiary upon that subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors and of the holders of any indebtedness or other obligations guaranteed by that subsidiary, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. However, even if we are a creditor of one of our subsidiaries, our claims would still be effectively subordinated to any security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by us.

The conditional exchange feature of the notes could result in your receiving less than the value of Boston Properties, Inc. common stock into which a note would otherwise be exchangeable.

The notes are exchangeable into cash and shares of Boston Properties, Inc. common stock, if any, only if specified conditions are met. If the specific conditions for exchange are not met, you will not be able to exchange your notes, and you may not be able to receive the value of the cash and Boston Properties, Inc. common stock into which the notes would otherwise be exchangeable.

The net share settlement feature of the notes may have adverse consequences.

The notes will be subject to net share settlement, which means that we will satisfy our exchange obligation to holders by paying cash in settlement of the lesser of the principal amount and the exchange value of the notes and by delivering cash or shares of Boston Properties, Inc. common stock, if any, in settlement of any and all exchange obligations in excess of the daily exchange values, as described under “Description of Notes—Exchange Rights—Payment upon Exchange.” Accordingly, upon exchange of a note, holders might not receive any shares of Boston Properties, Inc. common stock, or they might receive fewer shares of Boston Properties, Inc. common stock relative to the exchange value of the note. In addition, any settlement of an exchange of notes will be delayed until at least the 25th trading day following our receipt of the holder’s exchange notice. Accordingly, you may receive less proceeds than expected because the value of any Boston Properties, Inc. common stock that you receive may decline (or fail to appreciate as much as you may expect) between the day that you exercise your exchange right and the day the exchange value of your notes is determined.

Our failure to exchange the notes into cash or a combination of cash and Boston Properties, Inc. common stock upon exercise of a holder’s exchange right in accordance with the provisions of the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and amounts owing in respect of the exchange of any notes.

Any shares of Boston Properties, Inc. common stock delivered upon exchange of notes may be “restricted securities” under the Securities Act, in which case your ability to sell them will be limited.

If we can not deliver to you shares of Boston Properties, Inc. common stock pursuant to an effective registration statement, we may elect to deliver to you shares of Boston Properties, Inc. common stock that have not been registered under the Securities Act. These unregistered shares will be “restricted securities” under Rule 144 under the Securities Act, will be delivered with a legend restricting transfer and may be transferred only pursuant to an exemption from registration under the Securities Act and in compliance with applicable state securities laws. Although Boston Properties, Inc. has agreed to use commercially reasonable efforts to promptly file a resale registration statement at or prior to the time of delivery such restricted Boston Properties, Inc. common shares and to keep it effective for a limited time following delivery, there can be no assurance that it will do so or that if it files a resale registration statement, it will promptly be declared effective by the SEC. Accordingly, an exchanging holder of notes may be required to hold these restricted shares until they may be sold pursuant to an exemption from registration under the Securities Act.

There is no public market for the notes, which could limit their market price or the ability to, sell them for an amount equal to, or higher than, their initial offering price.

The notes are a new issue of securities for which there is presently no market. The underwriter has advised us that it presently intends to make a market in the notes as permitted by applicable laws and regulations. The underwriter is not obligated, however, to make a market in the notes and any such market making may be discontinued at any time at the discretion of the underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system.

A market may not develop for the notes, and you may not be able to sell your notes. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. In addition, if any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the trading price for Boston Properties, Inc. common stock, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for convertible or exchangeable debt has been subject to disruptions that have caused volatility in the prices of securities similar to the notes. Such a market, if any, for the notes may suffer from similar disruptions, and disruptions may materially adversely affect the prices at which you may sell your notes.

If the market price of Boston Properties, Inc. common stock decreases, the market price of our notes may similarly decrease.

We expect that the market price of our notes will be significantly affected by the market price of Boston Properties, Inc. common stock. This may result in greater volatility in the market price of the notes than would be expected for non-convertible or non-exchangeable debt securities. The market price of Boston Properties, Inc. common stock will likely continue to fluctuate in response to factors including the factors discussed elsewhere in the sections of this prospectus supplement, the accompanying prospectus and our and Boston Properties, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005, many of which are beyond our control. For instance, the price of Boston Properties, Inc. common stock could be affected by possible sales of Boston Properties, Inc. common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving Boston Properties, Inc. common stock. The hedging or arbitrage could, in turn, affect the trading prices of the notes. In addition, anticipated exchanges of the notes into shares of Boston Properties, Inc. common stock could depress the price of Boston Properties, Inc. common stock to the extent that any such exchange would result in the issuance by Boston Properties, Inc. of a significant number of additional shares of Boston Properties, Inc. common stock.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries.

We may be unable to repurchase notes on the specified dates or upon the occurrence of a fundamental change.

You have the right to require us to repurchase your notes on specified dates and upon the occurrence of a fundamental change as described under “Description of Notes—Repurchase of Notes at Your Option on Specified Dates” and “Description of Notes—Exchange Rights—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” We cannot assure you that we will have enough funds to repurchase all the notes on the specified dates or if a fundamental change event occurs. In addition, future debt we incur may limit our ability to repurchase the notes on the specified dates or upon a fundamental change. Moreover, if you or other investors in our notes exercise the repurchase right on the specified dates or for a fundamental change, it may cause a default under that debt, even if the fundamental change itself does not cause a default, owing to the financial effect of such a repurchase on us.

A change in control or a fundamental change may adversely affect us or the notes.

A fundamental change or change in control transaction involving us could have a negative effect on us and the trading price of Boston Properties, Inc. common stock and could negatively impact the trading price of the notes. Furthermore, the fundamental change provisions including the provisions requiring the increase to the exchange rate for exchanges in connection with a fundamental change, prior to May 18, 2013, may in certain circumstances make it more difficult or discourage a takeover of our company and the removal of incumbent management.

The adjustment to the exchange rate for notes exchanged in connection with a fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a fundamental change occurs prior to May 18, 2013, we will increase the exchange rate by a number of additional shares of Boston Properties, Inc. common stock for notes exchanged in connection with such fundamental change. The increase in the exchange rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of Boston Properties, Inc. common stock in such transaction, as described below under “Description of Notes—Exchange Rights—Adjustment to Shares Delivered upon Exchange upon Fundamental Change.” The adjustment to the exchange rate for notes exchanged in connection with a fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of Boston Properties, Inc. common stock in the transaction is greater than $300 per share or less than $93.15 per share (in each case, subject to adjustment), no adjustment will be made to the exchange rate. Moreover, in no event will the total number of shares of Boston Properties, Inc. common stock issuable upon exchange as a result of this adjustment exceed 10.7353 per $1,000 principal amount of notes, subject to adjustments in the same manner as the exchange rate as set forth under “Description of Notes—Exchange Rate Adjustments.” Our obligation to increase the exchange rate in connection with a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

A change in control involving us may not constitute a “fundamental change” for purposes of the notes.

The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a change in control involving us except to the extent described under “Description of Notes—Exchange Rights—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” and “Description of Notes—Exchange Rights—Adjustment to Shares Delivered upon Exchange upon Fundamental Change.” However, the term “fundamental change” is limited and may not include every change in control event that might cause the market price of the notes to decline. As a result, your rights under the notes upon the occurrence of a fundamental change may not preserve the value of the notes in the event of a change in control involving us. In addition, any change in control involving us may negatively affect the liquidity, value or volatility of Boston Properties, Inc. common stock, negatively impacting the value of the notes.

Ownership limitations in the certificate of incorporation of Boston Properties, Inc. may impair the ability of holders to exchange notes for Boston Properties, Inc. common stock.

In order to assist Boston Properties, Inc. in maintaining its qualification as a REIT for federal income tax purposes, ownership by any person of more than 6.6% of outstanding Boston Properties, Inc. common stock is, with certain exceptions, restricted. Shares owned in excess of such limit will be deemed “excess stock” pursuant to Boston Properties, Inc.’s certificate of incorporation, in which case the applicable holder will lose certain ownership rights with respect to such shares. The Boston Properties, Inc. board of directors may also exempt a stockholder from the ownership limit if it received satisfactory evidence that such stockholder’s ownership of Boston Properties, Inc. common stock in excess of the ownership limit will not jeopardize Boston Properties, Inc.’s status as a REIT. As a condition to providing such an exemption, the board of directors must receive an opinion of counsel and representations and agreements from the applicant with respect to preserving Boston Properties, Inc.’s REIT status. Notwithstanding any other provision of the notes, no holder of notes will be entitled to receive Boston Properties, Inc. common stock upon an exchange of notes to the extent that receipt of such Boston Properties, Inc. common stock would cause such holder (together with such holder’s affiliates) to exceed the ownership limit contained in the certificate of incorporation of Boston Properties, Inc. In such case, such holder would receive cash upon exchange, as provided herein.

If you hold notes, you will not be entitled to any rights with respect to Boston Properties, Inc. common stock, but you will be subject to all changes made with respect to Boston Properties, Inc. common stock.

If you hold notes, you will not be entitled to any rights with respect to Boston Properties, Inc. common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on Boston

Properties, Inc. common stock), but if you subsequently exchange your notes for Boston Properties, Inc. common stock, you will be subject to all changes affecting the Boston Properties, Inc. common stock. You will have rights with respect to Boston Properties, Inc. common stock only if and when we deliver shares of Boston Properties, Inc. common stock to you upon exchange of your notes and, to a limited extent, under the exchange rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to Boston Properties, Inc.’s certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of Boston Properties, Inc. common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of Boston Properties, Inc. common stock.

The exchange rate of the notes may not be adjusted for all dilutive events, which may adversely affect the trading price of the notes.

The exchange rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on Boston Properties, Inc. common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Exchange Rights—Exchange Rate Adjustments.” However, the exchange rate will not be adjusted for other events, such as certain exchange offers or an issuance of Boston Properties, Inc. common stock for cash, that may adversely affect the trading price of the notes or the Boston Properties, Inc. common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the exchange rate.

You may be deemed to have received taxable income without the receipt of any cash.

If we pay a cash dividend on Boston Properties, Inc. common stock, an adjustment to the exchange rate may result, and you may be deemed to have received a taxable dividend, interest or other income subject to United States federal income tax without the receipt of any cash. In addition, adjustments (or failures to make adjustments) that have the effect of increasing a holder’s proportionate share in our assets or earnings may, in some circumstances, result in a deemed distribution, interest or other income to such holder. For example, if the exchange rate is increased at our discretion or in certain other circumstances (including in connection with the payment of additional shares in connection with a fundamental change), such increase may result in a deemed payment of a taxable dividend, interest or other income to holders of the notes, notwithstanding the fact that the holders do not receive a cash payment. See “United States Federal Income Tax Considerations—Noteholders—U.S. Holders of the Notes—Adjustments to Exchange Rate.” If you are a Non-U.S. Holder (as defined in “United States Federal Income Tax Considerations”), such deemed dividend, interest or other income may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “United States Federal Income Tax Considerations—Taxation of Non-U.S. Holders.”

USE OF PROCEEDS

The net proceeds from the sale of the notes are estimated to be approximately $398.5 million after deducting underwriting discounts and commission and estimated offering expenses (assuming the underwriter does not exercise its option to purchase additional notes to cover overallotments). If the underwriter exercises its overallotment option in full to purchase additional notes, we estimate our net proceeds from this offering will be approximately $458.7 million.

We anticipate that we will use the net proceeds from this offering for the repayment of debt, development opportunities, asset acquisitions and other future investment opportunities. Pending these uses, we may invest the net proceeds in short-term income producing investments. Our existing indebtedness is described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC and incorporated by reference in this prospectus supplement.

Pending the uses described above, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth BPLP’s historical ratio of earnings to fixed charges for BPLP for the periods indicated:

	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001

Ratio of Earnings to Fixed Charges	2.39	1.89	1.96	2.44	1.49

The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. Earnings consist of income before minority interests in property partnerships, income from unconsolidated joint ventures, income from discontinued operations, gain on sale of real estate from discontinued operations, extraordinary items, cumulative effect of a change in accounting principle, and preferred distributions, plus amortization of interest capitalized, distributions from unconsolidated joint ventures, fixed charges, minus interest capitalized and preferred distributions. Fixed charges consist of interest expenses, which includes credit enhancement fees and amortization of loan cost fees, interest capitalized and preferred distributions.

DESCRIPTION OF NOTES

We will issue the notes under our senior debt indenture dated as of December 13, 2002 (the “indenture”) between us and The Bank of New York Trust Company, N.A., as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). You may request a copy of the indenture from us.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to Boston Properties Limited Partnership and not to its subsidiaries or to Boston Properties, Inc. and references to “Boston Properties common stock” refer to the common stock of Boston Properties, Inc., per value $0.01 per share.

General

The notes:

•	will be our senior unsecured obligations and will rank equally in right of payment to all of our existing and future senior unsecured indebtedness and senior to any future subordinated indebtedness;

•	will effectively rank junior in right of payment to all of our existing and future secured indebtedness and will be structurally subordinated to all liabilities of our subsidiaries;

•	will initially be limited to an aggregate principal amount of $400,000,000 (or $460,000,000 if the underwriter exercises its overallotment option to purchase additional notes in full) except as set forth below;

•	mature on May 15, 2036, unless earlier exchanged, repurchased or redeemed;

•	may be redeemed for cash at our option in whole or in part on or after May 18, 2013, provided that we must make at least 12 semi-annual interest payments (including the interest payments on November 15, 2006, and May 15, 2013) in the full amount required by the indenture before redeeming any notes at our option;

•	may also be redeemed at any time prior to maturity to the extent necessary to preserve Boston Properties, Inc.’s status as a real estate investment trust;

•	are subject to repurchase by us at the option of the holder on each of May 18, 2013, May 15, 2016, May 15, 2021, May 15, 2026, and May 15, 2031, at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the repurchase date;

•	will be issued in denominations of $1,000 and integral multiples of $1,000; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form (see “Book-Entry, Settlement and Clearance”).

Subject to fulfillment of certain conditions, the notes are exchangeable for Boston Properties common stock at an initial exchange rate of 8.9461 shares of Boston Properties common stock per $1,000 principal amount of notes (equivalent to an exchange price of approximately $111.78 per share of Boston Properties common stock). The exchange rate is subject to adjustment if certain events occur. We will settle exchanges of all notes validly tendered for exchange in cash and shares of Boston Properties common stock, if any, based upon a daily exchange value calculated on a proportionate basis for each day of the relevant 20 trading-day observation period as described below. You will not receive any separate cash payment for any interest accrued and unpaid to the exchange date except under the limited circumstances described below.

The notes will be issued only in denominations of $1,000 and multiples of $1,000.

We use the term “note” in this offering memorandum to refer to each $1,000 principal amount of notes. We may, without the consent of the holders, reopen the notes and issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

The registered holder of a note will be treated as the owner of it for all purposes.

The indenture does not limit the amount of debt that we may issue under the indenture or otherwise.

Other than restrictions described under “Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “Exchange rights—Exchange Rate Adjustments—Adjustment to Shares Delivered upon Exchange upon Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

Payments on the Notes; Paying Agent and Registrar

We will pay the principal of certificated notes at an office or agency that we designate in the Borough of Manhattan, The City of New York. We have initially designated a corporate trust office of the trustee as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $1,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $1,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

We will pay principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global notes.

Transfer and Exchange

A holder of notes may transfer or exchange the amount of notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of the amount of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted, by the indenture. We are not required to transfer or exchange the amount of any note selected or surrendered for exchange into Boston Properties common stock.

Interest

The notes will bear interest at a rate of 3.75% per year from April 6, 2006, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on May 15 and November 15 of each year, beginning November 15, 2006.

Interest will be paid to the person in whose name a note is registered at the close of business on May 1 or November 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment to all of our existing and future senior unsecured indebtedness and senior to any future subordinated indebtedness. The notes will effectively rank junior in right of payment to all of our existing and future secured indebtedness. The notes will be structurally subordinated to all liabilities of our subsidiaries.

Exchange Rights

General

Upon the occurrence of any of the conditions described under the headings “Exchange upon Satisfaction of Trading Price Condition,” “Exchange Based upon Boston Properties Common Stock Price,” “Exchange upon Notice of Redemption,” “Exchange upon Specified Corporate Transactions” and “Exchange upon Delisting of Boston Properties Common Stock,” holders may exchange each of their notes at an initial exchange rate of 8.9461 shares of Boston Properties common stock per $1,000 principal amount of notes (equivalent to a exchange price of approximately $ 111.78 per share of Boston Properties common stock) at any time prior to the close of business on the scheduled trading day immediately preceding May 18, 2013. On and after May 18, 2013, holders may exchange each of their notes at the applicable exchange rate (as defined below) regardless of such conditions until the close of business on the scheduled trading day immediately preceding the maturity date of May 15, 2036.

The exchange rate and the equivalent exchange price in effect at any given time are referred to as the “applicable exchange rate” and the “applicable exchange price,” respectively, and will be subject to adjustment as described below. The exchange price at any given time will be computed by dividing $1,000 by the applicable exchange rate at such time. A holder may exchange fewer than all of such holder’s notes so long as the notes exchanged are an integral multiple of $1,000 principal amount.

Upon exchange, you will not receive any separate cash payment for accrued and unpaid interest unless such exchange occurs between a regular record date and the interest payment date to which it relates. Our settlement of exchanges as described below under “Payment upon Exchange” will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest to, but not including, the exchange date.

As a result, accrued and unpaid interest to, but not including, the exchange date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are exchanged after 5:00 p.m., New York City time, on a record date, holders of such notes at 5:00 p.m., New York City time, on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the exchange. Notes, upon surrender for exchange during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest payable on the notes so exchanged; provided that no such payment need be made

•	if we have called the notes for redemption; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of exchange with respect to such notes.

If a holder exchanges notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of Boston Properties common stock upon the exchange, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Notes in respect of which a holder has delivered a repurchase notice or a notice of exercise of its option to require us to repurchase its notes upon the occurrence of a fundamental change (defined below) may not be surrendered for exchange until the holder has withdrawn the notice in accordance with the indenture.

Exchange upon Satisfaction of Trading Price Condition

A holder may surrender notes for exchange during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes was less than 98% of the product of the last reported sale price of Boston Properties common stock and the exchange rate for such date, subject to compliance with the procedures and conditions described below concerning the trustee’s obligation to make a trading price determination.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $2.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $2.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the “last reported sale price” of Boston Properties common stock and the exchange rate.

In connection with any exchange upon satisfaction of the above trading pricing condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder or holders of at least $1,000,000 aggregate principal amount of notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of Boston Properties common stock and the exchange rate. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 100% of the product of the last reported sale price of Boston Properties common stock and the exchange rate.

If the trading price condition has been met, we shall so notify the holders of the notes. If, at any point after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than 100% of the product of the last reported sale price of Boston Properties common stock and the exchange rate for such date, we shall so notify the holders of notes.

The “last reported sale price” of Boston Properties common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which Boston Properties common stock is traded or, if Boston Properties common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market. If Boston Properties common stock is not listed for trading on a United States national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “last reported sale price” will be the last quoted bid price for Boston Properties common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If Boston Properties common stock is not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for Boston Properties common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. The last reported sale price will be determined without reference to extended or after hours trading.

“Trading day” means a day during which (i) trading in Boston Properties common stock generally occurs, (ii) there is no market disruption event (as defined below) and (iii) a last reported sale price for Boston Properties common stock (other than a last reported sale price referred to in the next to last sentence of such definition) is available for such day; provided that if Boston Properties common stock is not admitted for trading or quotation on or by any exchange, bureau or other organization referred to in the preceding paragraph (excluding the next to last sentence of that paragraph), “trading day” will mean any business day.

“Market disruption event” means the occurrence or existence for more than one-half hour period in the aggregate on any scheduled trading day for Boston Properties common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in Boston Properties common stock or in any options, contracts or future contracts relating to Boston Properties common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

Exchange Based upon Boston Properties Common Stock Price

Holders may surrender notes for exchange in any calendar quarter commencing at any time after June 30, 2006, and only during such calendar quarter, if the closing price of Boston Properties common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the exchange price per share of Boston Properties common stock on the last day of such preceding calendar quarter, which we refer to as the “exchange trigger price.”

The exchange trigger price immediately following issuance of the notes is $145.31, which is 130% of the initial exchange price per share of Boston Properties common stock. The foregoing exchange trigger price assumes that no events have occurred that would require an adjustment to the exchange rate.

The exchange agent will, on our behalf, determine at the beginning of each calendar quarter whether the notes are exchangeable as a result of the price of Boston Properties common stock and notify us and the trustee.

Exchange upon Notice of Redemption

A holder may surrender for exchange any note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the notes are not otherwise exchangeable at such time. However, if a holder has already delivered a fundamental change repurchase notice with respect to a note, the holder may not surrender that note for exchange until the holder has withdrawn the notice in accordance with the terms of the note.

Exchange upon Specified Corporate Transactions

If we or Boston Properties, Inc. elect to:

•	distribute to all or substantially all holders of Boston Properties common stock certain rights entitling them to purchase, for a period expiring within 60 days after the record date of the distribution, shares of Boston Properties common stock at less than the last reported sale price of a share of Boston Properties common stock on the trading day immediately preceding the declaration date of the distribution; or

•	distribute to all or substantially all holders of Boston Properties common stock our or Boston Properties, Inc.’s assets, debt securities or certain rights to purchase our or Boston Properties, Inc.’s securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the last reported sale price of Boston Properties common stock on the day preceding the declaration date for such distribution, we must notify the holders of the notes at least 35 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for exchange at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise exchangeable at such time. The ex-dividend date is the first date upon which a sale of Boston Properties common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer.

In addition, if we are party to any transaction or event that constitutes a fundamental change, a holder may surrender notes for exchange at any time from and after the 30th scheduled trading day prior to the anticipated effective date of such transaction or event until the repurchase date corresponding to such fundamental change. Holders who exchange notes in connection with any such fundamental change occurring prior to May 18, 2013, will also be entitled to an increase in the exchange rate to the extent described below under “Adjustment to Shares Delivered Upon Exchange Upon Fundamental Change.” Upon the occurrence of a fundamental change, holders will also have the right to require us to repurchase their notes as set forth below under “Fundamental Change Permits Holders to Require Us to Repurchase Notes.” We will notify holders of the occurrence of a fundamental change and issue a press release no later than 30 scheduled trading days prior to the anticipated effective date of such transaction.

A holder will also have the right to exchange notes if Boston Properties, Inc. is a party to a consolidation, merger, binding share exchange or sale or conveyance of all or substantially all of its property and assets, in each case pursuant to which Boston Properties common stock would be converted into cash, securities and/or other property, even if such transaction does not also constitute a fundamental change. A holder may exercise this exchange right at any time beginning on the 15th calendar day prior to the anticipated effective date of such transaction and ending on the 15th calendar day following the effective date of such transaction. We will notify holders of any such transaction at least 20 calendar days prior to the anticipated effective date of such transaction.

Exchange upon Delisting of Boston Properties Common Stock

A holder may surrender notes for exchange at any time beginning on the first business day after any 30 consecutive trading day period during which Boston Properties common stock is not listed on either a U.S. national securities exchange or the Nasdaq National Market.

Exchange Procedures

If you hold a beneficial interest in a global note, to exchange you must comply with DTC’s procedures for exchanging a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to exchange you must:

•	complete and manually sign the exchange notice on the back of the note, or a facsimile of the exchange notice;

•	deliver the exchange notice, which is irrevocable, and the note to the exchange agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the “exchange date” under the indenture.

If a holder has already delivered a repurchase notice as described under “Fundamental Change Permits Holders to Require us to Repurchase Notes” with respect to a note, the holder may not surrender that note for exchange until the holder has withdrawn the notice in accordance with the indenture.

Payment Upon Exchange

We will settle exchange of all notes validly tendered for exchange in cash and shares of Boston Properties common stock, if applicable. We will settle each $1,000 principal amount of notes being exchanged by delivering, on the third trading day immediately following the last day of the related observation period, cash and shares of Boston Properties common stock, if any, equal to the sum of the daily settlement amounts (as defined below) for each of the 20 trading days during the related observation period.

The “observation period” with respect to any note means the 20 consecutive trading-day period beginning on and including the second trading day after you deliver your exchange notice to the exchange agent.

The “daily settlement amount,” for each of the 20 trading days during the observation period, shall consist of:

•	cash equal to the lesser of $50 and the daily exchange value relating to such day; and

•	if such daily exchange value exceeds $50, then, at our option, either (i) cash equal to the difference between such daily exchange value and $50 or (ii) a number of shares of Boston Properties common stock equal to (A) the difference between such daily exchange value and $50, divided by (B) the daily VWAP of Boston Properties common stock for such day.

The “daily exchange value” means, for each of the 20 consecutive trading days during the observation period, one-twentieth (1/20) of the product of (1) the applicable exchange rate and (2) the daily VWAP of Boston Properties common stock (or the consideration into which Boston Properties common stock has been converted in connection with certain corporate transactions) on such day.

The “daily VWAP” for Boston Properties common stock means, for each of the 20 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page BXP <equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of Boston Properties common stock on such trading day as our board of directors determines in good faith using a volume-weighted method).

Notwithstanding any other provision of the notes, no holder of notes shall be entitled to exchange such notes for shares of Boston Properties common stock if and to the extent that we have not received such shares from Boston Properties, Inc. Boston Properties, Inc. has agreed with us to issue to us the number of shares of its common stock that we are required to deliver to all holders of notes that elect to exchange notes for such shares. If Boston Properties, Inc. breaches this obligation and we are unable to deliver shares to any holder of notes as described above, we will at our option either pay cash to such holder in lieu of the shares of Boston Properties common stock otherwise deliverable, or issue to such holder a number of our common units equal to the shortfall in the number of shares otherwise deliverable, with such common units having all the rights and privileges provided in our agreement of limited partnership including the right by, and at Boston Properties Inc.’s election, to have such units redeemed for cash in an amount equal to the fair market value of an equal number of shares of Boston Properties common stock or for an equal number of shares of Boston Properties common stock.

If we elect to deliver:

•	Boston Properties common stock pursuant to clause (ii) of the second bullet of the definition of “daily settlement amount” above and such stock constitutes “restricted securities” as defined in Rule 144 under the Securities Act; or

•	our common units in lieu of Boston Properties common stock pursuant to the immediately preceding paragraph,

we will issue to you an additional 0.03 shares of Boston Properties common stock or 0.03 of our common units, as applicable, for each share of Boston Properties common stock that would otherwise have been due upon exchange (the “additional settlement consideration”). Any additional settlement consideration will be delivered at the time of the delivery of the Boston Properties common stock that would otherwise have been due upon exchange.

We will deliver cash in lieu of any fractional shares of Boston Properties common stock or common units issuable in connection with payment of the amounts above (based on the last reported sale price of Boston Properties common stock on the last day of the applicable observation period).

Exchange Rate Adjustments

The exchange rate will be adjusted as described below, except that we will not make any adjustments to the exchange rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to exchange their notes.

Adjustment Events.

(1) If Boston Properties, Inc. issues shares of Boston Properties common stock as a dividend or distribution on shares of Boston Properties common stock, or if Boston Properties, Inc. effects a share split or share combination, the exchange rate will be adjusted based on the following formula:

ER’ = ER0 × OS’
OS0

where,

ER0 = the exchange rate in effect immediately prior to such event;

ER’ = the exchange rate in effect immediately after such event;

OS0 = the number of shares of Boston Properties common stock outstanding immediately prior to such event; and

OS’ = the number of shares of Boston Properties common stock outstanding immediately after such event.

(2) If Boston Properties, Inc. issues to all or substantially all holders of Boston Properties common stock any rights, warrants or convertible securities entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of Boston Properties common stock at a price per share less than the last reported sale price of Boston Properties common stock on the business day immediately preceding the date of announcement of such issuance, the exchange rate will be adjusted based on the following formula (provided that the exchange rate will be readjusted to the extent that such rights, warrants or convertible securities are not exercised prior to their expiration):

ER’ = ER0 × OS0 + X
OS0 + Y

where,

ER0 = the exchange rate in effect immediately prior to such event;

ER’ = the exchange rate in effect immediately after such event;

OS0 = the number of shares of Boston Properties common stock outstanding immediately prior to such event;

X = the total number of shares of Boston Properties common stock issuable pursuant to such rights; and

Y = the number of shares of Boston Properties common stock equal to the aggregate price payable to exercise such rights, warrants or convertible securities divided by the average of the last reported sale prices of Boston Properties common stock over the ten consecutive trading-day period ending on the business day immediately preceding the record date (or, if later, the “ex-date” relating such distribution) for the issuance of such rights, warrants or convertible securities.

(3) If Boston Properties, Inc. distributes shares of capital stock, evidences of indebtedness or other assets or property of Boston Properties, Inc. to all or substantially all holders of Boston Properties common stock, excluding:

•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this paragraph (3) shall apply;

•	then the exchange rate will be adjusted based on the following formula:

ER’ = ER0 × SP0
SP0 – FMV

where,

ER0 = the exchange rate in effect immediately prior to such distribution;

ER’ = the exchange rate in effect immediately after such distribution;

SP0 = the average of the last reported sale prices of Boston Properties common stock over the ten consecutive trading-day period ending on the business day immediately preceding the record date for such distribution (or, if earlier, the “ex-date” relating to such distribution); and

FMV = the fair market value (as determined by the board of directors of Boston Properties, Inc.) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Boston Properties common stock on the record date for such distribution (or, if earlier, the “ex-date” relating to such distribution).

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on Boston Properties common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the exchange rate in effect immediately before 5:00 p.m., New York City time, on the record date fixed for determination of stockholders entitled to receive the distribution will be increased based on the following formula:

ER’ = ER0 × FMV0 + MP0
MP0

where,

ER0 = the exchange rate in effect immediately prior to such distribution;

ER’ = the exchange rate in effect immediately after such distribution;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of Boston Properties common stock applicable to one share of Boston Properties common stock over the first ten consecutive trading-day period after the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of Boston Properties common stock over the first ten consecutive trading-day period after the effective date of the spin-off.

The adjustment to the exchange rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off; provided that in respect of any exchange within the ten trading days following any spin-off, references within this paragraph (3) to ten days shall be deemed replaced with such lesser number of trading days as have elapsed between such spin-off and the exchange date in determining the applicable exchange rate.

(4) If Boston Properties, Inc. pays any cash dividend or distribution to all or substantially all holders of Boston Properties common stock to the extent that the aggregate of all such cash dividends or distributions paid in any quarter exceeds the dividend threshold amount (as defined below) for such quarter, the exchange rate will be adjusted based on the following formula:

ER’ = ER0 × SP0 –T
SP0 – C

where,

ER0 = the exchange rate in effect immediately prior to the record date for such distribution;

ER’ = the exchange rate in effect immediately after the record date for such distribution;

SP0 = the average of the last reported sale prices of Boston Properties common stock over the ten consecutive trading-day period ending on the business day immediately preceding the record date for such distribution (or, if earlier, the “ex-date” relating to such distribution); and

T = the dividend threshold amount, which shall initially be $0.68 per quarter and which amount shall be appropriately adjusted from time to time for any share dividends on, or subdivisions or combinations of, Boston Properties common stock; provided, that if a exchange rate adjustment is required to be made as a result of a distribution that is not a quarterly dividend either in whole or in part, the dividend threshold amount shall be deemed to be zero; and

C = the amount in cash per share that Boston Properties, Inc. distributes to holders of Boston Properties common stock.

(5) If Boston Properties, Inc. or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for Boston Properties common stock, if the cash and value of any other consideration included in the payment per share of Boston Properties common stock exceeds the last reported sale price of Boston Properties common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the exchange rate will be increased based on the following formula:

ER’ = ER0 ×	AC + (SP’ × OS’)
OS0 × SP’

where,

ER0 = the exchange rate in effect on the date such tender or exchange offer expires;

ER’ = the exchange rate in effect on the day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by the board of directors of Boston Properties, Inc.) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of Boston Properties common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS’ = the number of shares of Boston Properties common stock outstanding immediately after the date such tender or exchange offer expires; and

SP’ = the average of the last reported sale prices of Boston Properties common stock over the ten consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

If, however, the application of the foregoing formula would result in a decrease in the exchange rate, no adjustment to the exchange rate will be made.

As used in this section, “ex-date” means the first date on which the shares of Boston Properties common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

Except as stated herein, we will not adjust the exchange rate for the issuance of shares of Boston Properties common stock or any securities convertible into or exchangeable for shares of Boston Properties common stock or the right to purchase shares of Boston Properties common stock or such convertible or exchangeable securities.

Events that Will not Result in Adjustments.    The applicable exchange rate will not be adjusted:

•	upon the issuance of any shares of Boston Properties common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on Boston Properties, Inc.’s securities and the investment of additional optional amounts in shares of Boston Properties common stock under any plan;

•	upon the issuance of any shares of Boston Properties common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of Boston Properties common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of Boston Properties common stock;

•	for accrued and unpaid interest; or

•	for the avoidance of doubt, for (i) the issuance of limited partnership units by us (other than to all or substantially all holders of Boston Properties common stock) or (ii) the payment of cash or the issuance of Boston Properties common stock by Boston Properties, Inc. upon exchange, redemption or repurchase of notes.

Adjustments to the applicable exchange rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the exchange rate unless the adjustment would require a change of at least 1% in the exchange rate. However, we will carry forward any adjustments that are less than 1% of the exchange rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1% within one year of the first such adjustment carried forward, upon a fundamental change, upon any call of the notes for redemption or upon maturity. Except as described in this section, we will not adjust the exchange rate.

Treatment of Reference Property.    In the event of:

•	any reclassification of Boston Properties common stock; or

•	a consolidation, merger or combination involving Boston Properties, Inc.; or

•	a sale or conveyance to another person of all or substantially all of the property and assets of Boston Properties, Inc.,

in which holders of the outstanding shares of Boston Properties common stock would be entitled to receive cash, securities or other property for their shares of Boston Properties common stock, you will be entitled thereafter to exchange your notes into:

•	cash up to the aggregate principal amount thereof; and

•	in lieu of the shares of Boston Properties common stock otherwise deliverable, the same type (in the same proportions) of consideration received by holders of Boston Properties common stock in the relevant event (“reference property”).

The amount of cash and any reference property you receive will be based on the daily exchange values of reference property and the applicable exchange rate, as described above.

For purposes of the foregoing, the type and amount of consideration that a holder of Boston Properties common stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause Boston Properties common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Boston Properties common stock that affirmatively make such an election.

Treatment of Rights.    To the extent that we have a rights plan in effect upon exchange of the notes into Boston Properties common stock, you will receive, in addition to Boston Properties common stock, the rights under the rights plan, unless prior to any exchange, the rights have separated from the Boston Properties common stock, in which case the exchange rate will be adjusted at the time of separation as if we distributed to all holders of Boston Properties common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) under “Adjustment Events” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Voluntary Increases of Exchange Rate.    We are permitted, to the extent permitted by law and subject to the applicable rules of the New York Stock Exchange, to increase the exchange rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the exchange rate to avoid or diminish income tax to holders of Boston Properties common stock or rights to purchase shares of Boston Properties common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

Tax Effect.    A holder may, in some circumstances, including the distribution of cash dividends to holders of Boston Properties common stock, be deemed to have received a dividend, interest or other income subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the exchange rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the exchange rate, see “United States Federal Income Tax Considerations.”

Adjustment to Shares Delivered upon Exchange upon Fundamental Change

If a fundamental change (as defined below) occurs prior to May 18, 2013, and if you elect to exchange your notes at any time on or after the 30th scheduled trading day prior to the anticipated effective date of such fundamental change until the related fundamental change repurchase date, the exchange rate will be increased by an additional number of shares of Boston Properties common stock (the “additional shares”) as described below. We will notify holders of the occurrence of any such fundamental change and issue a press release no later than 30 scheduled trading days prior to the anticipated effective date of such transaction. We will settle exchanges of notes as described below under “Settlement of Exchanges in a Fundamental Change.”

The number of additional shares by which the exchange rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of Boston Properties common stock in the fundamental change. If holders of Boston Properties common stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of Boston Properties common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the exchange rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exchange rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the exchange rate as so adjusted. The number of additional shares will be adjusted in the same manner as the exchange rate as set forth under “Exchange Rate Adjustments.”

The following table sets forth the stock price and the number of additional shares to be received per $1,000 principal amount of notes:

	Stock Price
Effective Date	$93.15	$95.00	$100.00	$110.00	$120.00	$130.00	$140.00	$150.00	$160.00	$170.00	$180.00	$190.00	$200.00	$250.00	$300.00

April 6, 2006	1.7892	1.6690	1.3797	0.9304	0.6111	0.3853	0.2280	0.1216	0.0538	0.0156	0.0007	0.0000	0.0000	0.0000	0.0000
May 18, 2007	1.7870	1.6629	1.3656	0.9078	0.5868	0.3634	0.2103	0.1087	0.0456	0.0116	0.0001	0.0000	0.0000	0.0000	0.0000
May 18, 2008	1.7775	1.6494	1.3435	0.8772	0.5557	0.3362	0.1890	0.0937	0.0365	0.0075	0.0000	0.0000	0.0000	0.0000	0.0000
May 18, 2009	1.7593	1.6259	1.3090	0.8322	0.5112	0.2982	0.1601	0.0742	0.0254	0.0033	0.0000	0.0000	0.0000	0.0000	0.0000
May 18, 2010	1.7391	1.5980	1.2644	0.7715	0.4511	0.2481	0.1234	0.0508	0.0135	0.0003	0.0000	0.0000	0.0000	0.0000	0.0000
May 18, 2011	1.7165	1.5627	1.2017	0.6817	0.3635	0.1783	0.0761	0.0241	0.0029	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
May 18, 2012	1.6989	1.5212	1.1041	0.5262	0.2180	0.0766	0.0200	0.0018	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
May 18, 2013	1.7892	1.5802	1.0539	0.1448	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $300 per share (subject to adjustment), the exchange rate will not be adjusted.

•	If the stock price is less than $93.15 per share (subject to adjustment), the exchange rate will not be adjusted.

Notwithstanding the foregoing, in no event will the total number of shares of Boston Properties common stock issuable upon exchange exceed 10.7353 per $1,000 principal amount of notes, subject to adjustments in the same manner as the exchange rate as set forth under “Exchange Rate Adjustments.”

Our obligation to increase the exchange rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

Settlement of Exchanges in a Fundamental Change

As described above under “Exchange Rate Adjustments—Treatment of Reference Property,” upon effectiveness of any fundamental change, the notes will be exchangeable into reference property or cash and reference property, as applicable. If, as described above, we are required to increase the exchange rate by the additional shares as a result of the fundamental change, notes surrendered for exchange will be settled as follows:

•

If the last day of the applicable observation period related to notes surrendered for exchange is prior to the third trading day preceding the effective date of the fundamental change, we will settle such exchange as described under “Payment upon Exchange” above by delivering the amount of cash and shares of Boston Properties common stock, if any, (based on the exchange rate without regard to the number of additional shares to be added to the exchange rate as described above) on the third trading day immediately following the last day of the applicable observation period. In addition, as soon as practicable following the effective date of the fundamental change, we will deliver the increase in such amount of cash and reference property deliverable in lieu of shares of Boston Properties common stock, if any, as if the exchange rate had been increased by such number of additional shares during the related observation period (and based upon the related daily VWAP prices during such observation period). If such increased amount results in an increase to the amount of cash to be paid to holders, we will pay such increase in cash, and if such increased settlement amount results in an increase to the number of shares of Boston Properties common stock, we will deliver such increase by delivering reference property based on such increased number of shares.

•	If the last day of the applicable observation period related to notes surrendered for exchange is on or following the third scheduled trading day preceding the effective date of the fundamental change, we will settle such exchange as described under “Payment upon Exchange” above (based on the exchange rate as increased by the additional shares described above) on the later to occur of (1) the effective date of the transaction and (2) third trading day immediately following the last day of the applicable observation period.

Ownership Limit

Notwithstanding any other provision of the notes, no holder of notes shall be entitled to exchange such notes for shares of Boston Properties common stock to the extent that receipt of such shares would cause such holder (together with such holder’s affiliates) to exceed the ownership limit contained in the declaration of trust of Boston Properties, Inc.

Optional Redemption by Us

Prior to May 18, 2013, we may not redeem the notes except to preserve Boston Properties, Inc.’s status as a real estate investment trust as described below. On or after May 18, 2013, we may at our option redeem all or part of the notes for cash at a price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, on at least 30 days’ and no more than 60 days’ notice. We will make at least 12 semi-annual interest payments (including the interest payments on November 15, 2006, and May 15, 2013) in the full amount required by the indenture before redeeming any notes at our option. We may not provide notice of a redemption of notes at our option that specifies that we will settle exchanges of notes prior to such redemption in cash and shares of Boston Properties common stock unless, at the time of such notice, we have available to us sufficient registered shares of Boston Properties common stock to satisfy our obligations in respect of any such notes that are exchanged into cash and shares of Boston Properties common stock.

You may exchange notes or portions of notes called for redemption even if the notes are not otherwise exchangeable at that time, until the close of business on the day that is two business days prior to the redemption date.

If we decide to redeem fewer than all of the notes, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you exchange a portion of your notes, the exchanged portion will be deemed to be part of the portion selected for redemption.

If at any time we determine it is necessary to redeem the notes in order to preserve Boston Properties, Inc.’s status as a real estate investment trust, we may redeem all of the notes then outstanding for cash at a price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to the redemption date.

We or a third party may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any notes so purchased may, to the extent permitted by applicable law and subject to restrictions contained in the underwriting agreement with the underwriter, be reissued or resold or may, at our or such third party’s option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be canceled promptly.

We may deduct and withhold, from the amount payable upon redemption, any amounts required to be deducted and withheld under applicable law.

No sinking fund is provided for the notes.

Repurchase of Notes at Your Option on Specified Dates

On May 18, 2013, May 15, 2016, May 15, 2021, May 15, 2026, and May 15, 2031, you may require us to repurchase any outstanding notes for which you have properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions. You may submit your notes for repurchase to the paying agent at any time from the opening of business on the date that is 25 business days prior to the repurchase date until the close of business on the fifth business day prior to the repurchase date.

We will repurchase each outstanding note for which you have properly delivered and not withdrawn a written repurchase notice at a repurchase price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest.

We will pay the repurchase price in cash. For a discussion of the tax treatment of a holder receiving cash, see “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Sale, Exchange or Redemption of Notes.”

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to repurchase any or all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the “fundamental change repurchase date”) of our choosing that is not less than 20 nor more than 35 business days after the date of our notice of the fundamental change. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to but excluding the fundamental change repurchase date. Any notes purchased by us will be paid for in cash.

A “fundamental change” shall be deemed to occur upon the consummation of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which more than 50% of Boston Properties common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not at least 90% common stock (or American Depositary Shares representing shares of common stock) that is:

•	listed on, or immediately after consummation of such transaction or event will be listed on, a United States national securities exchange; or

•	approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing the fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the exchange agent, if applicable;

•	the applicable exchange rate and any adjustments to the applicable exchange rate;

•	that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be exchanged only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the repurchase right, you must deliver, on or before the fundamental change repurchase date, the notes to be purchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the notes on the fundamental change repurchase date. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the notes on the second business day following the fundamental change repurchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. See “Risk Factors” under the caption “We may be unable to repurchase notes on the specified dates or upon the occurrence of a fundamental change.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have incurred, and may in the future incur, other indebtedness with change in control provisions permitting the holders thereof to accelerate or to require us to repurchase such indebtedness upon the occurrence of specified change in control events or on some specific dates.

Certain of our debt agreements may limit our ability to repurchase notes.

No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price.

Consolidation, Merger and Sale of Assets

The indenture provides that we will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another Person, unless (i) the resulting, surviving or transferee Person (if not Boston Properties, Inc., us or another Person controlled by Boston Properties, Inc.) is a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity (if not Boston Properties, Inc., us or another Person controlled by Boston Properties, Inc.) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee Person shall succeed to, and may exercise every right and power of, Boston Properties Limited Partnership under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following is an Event of Default:

(1) default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon redemption, repurchase, declaration or otherwise;

(3) failure by us to comply with our obligation to exchange the notes into cash or a combination of cash and Boston Properties common stock, as applicable, upon exercise of a holder’s exchange right, and such failure continues for a period of 10 days;

(4) failure by the us to comply with our obligations under “Consolidation, Merger and Sale of Assets”;

(5) failure by us to issue a fundamental change notice when due, and such failure continues for a period of 2 days;

(6) failure by us for 90 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of its other agreements contained in the notes or indenture;

(7) default by us under any bond, debenture, note, mortgage, indenture or other instrument under which there may be outstanding, or by which there may be secured or evidenced any recourse indebtedness for money borrowed by us in excess of $50 million in the aggregate, whether such debt now exists or shall hereafter be created, which default either (A) constitutes a failure to pay any portion of the principal of such recourse indebtedness when due and payable at its stated maturity after the expiration of any applicable grace period with respect thereto (and without such recourse indebtedness having been discharged) or (B) resulted in such recourse indebtedness becoming or being declared due and payable prior to its stated maturity (and without such recourse indebtedness having been discharged or such acceleration having been rescinded or annulled), and in each case such default shall not have been rescinded or annulled within 10 days after written notice of such default has been received by us; or

(8) certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC as in effect on the original date of issuance of the notes) (the “bankruptcy provisions”).

If an Event of Default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. However, upon an Event of Default arising out of the bankruptcy provisions, the aggregate principal amount and accrued and unpaid interest will be due and payable immediately.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We also are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposes to take in respect thereof.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate, or extend the stated time for payment, of interest on any note;

(3) reduce the principal, or extend the stated maturity, of any note;

(4) make any change that adversely affects the exchange rights of any notes;

(5) reduce the fundamental change repurchase price, redemption price or repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments or the provisions relating to redemption of the notes, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) change the place or currency of payment of principal or interest in respect of any note;

(7) impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(8) modify the ranking of the notes in a manner adverse to the holders of the notes; or

(9) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Internal Revenue Code);

(4) add guarantees with respect to the notes;

(5) secure the notes;

(6) add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(7) make any change that does not materially adversely affect the rights of any holder; or

(8) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any repurchase date, or upon exchange or otherwise, cash or shares of common stock sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of Boston Properties common stock, accrued interest payable on the notes and the exchange rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the exchange agent, and each of the trustee and exchange agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

The Bank of New York Trust Company, N.A. is the trustee, security registrar, paying agent and exchange agent for the notes.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY, SETTLEMENT AND CLEARANCE

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriter; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriter are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriter; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at anytime that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC’s procedures; or

•	if an event of default or certain other events provided in the indenture should occur.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material United States federal income tax consequences relating to the purchase, ownership and disposition of the notes, the qualification and taxation of Boston Properties, Inc. as a REIT and the ownership and disposition of shares of Boston Properties, Inc. common stock for which the notes may be exchanged.

Because this is a summary that is intended to address only certain material United States federal income tax consequences relating to the ownership and disposition of the notes and the exchange of notes for shares of Boston Properties, Inc. common stock generally applicable to holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a trust, an estate, a regulated investment company, a financial institution, an insurance company, a person who holds 10% or more (by vote or value) of our stock, or are otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local, or non-U.S. tax considerations;

•	this summary deals only with noteholders and Boston Properties, Inc. stockholders that hold notes or shares of stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of the notes and the exchange of notes for shares of Boston Properties, Inc. common stock on your individual tax situation, including any state, local, or non-U.S. tax consequences.

The information in this section is based on the current Code, current, temporary, and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, or IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except in the case of the taxpayer to whom a private letter ruling is addressed, and existing court decisions. Future legislation, regulations, administrative interpretations, and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion which do not bind the IRS or the courts, and that a court could agree with the IRS.

The following discussion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. federal tax penalties, and was written to support the promotion or marketing of the offering described herein. Each investor should seek advice based on such person’s particular circumstances from an independent tax advisor.

Taxation of Noteholders

As used herein, the term “U.S. Holder” means any beneficial owner of a note, other than an entity treated as a partnership for U.S. federal income tax purposes, that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source,

(iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust, or (v) certain eligible trusts that elect to be taxed as U.S. Persons under applicable Treasury Regulations. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note, other than an entity treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. The terms “U.S. stockholder” and “non-U.S. stockholder” have corresponding meanings with respect to holders of shares of Boston Properties, Inc. common stock received pursuant to an exchange of a note.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes, or Boston Properties, Inc. common stock received pursuant to an exchange of a note, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of notes, or Boston Properties, Inc. common stock received pursuant to an exchange of a note, that is a partnership and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of purchasing, holding and disposing of notes, or Boston Properties, Inc. common stock received pursuant to an exchange of a note.

U.S. Holders of the Notes

Interest.    If the issue price of a note is less than its stated redemption price at maturity, then the note will be treated as being issued with original issue discount (“OID”) for U.S. federal income tax purposes unless the difference between the note’s issue price and its stated redemption price at maturity is less than a statutory de minimis amount. Generally, the “issue price” of a note is the first price at which a substantial amount of the notes is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “stated redemption price at maturity” of a note is the total of all payments to be made under the note other than qualified stated interest (generally, stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate or at certain floating rates that properly take into account the length of the interval between stated interest payments) and, in this case, is expected to equal the principal amount of the note.

It is anticipated that the difference, if any, between the issue price and the stated redemption price at maturity of the notes will be less than the statutory de minimis amount and that the notes, therefore, will not be treated as having been issued with OID. Thus, rather than being characterized as interest, such difference should be characterized as if it were gain from the sale of the notes and must be included in income as principal payments are received on the notes (based on the proportion of the principal payments received to the original principal amount of the notes).

The remaining discussion assumes that the notes have not been issued with OID equal to or in excess of the statutory de minimis amount.

Payments of Stated Interest.    Stated interest on a note without OID generally will be included in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with the U.S. Holder’s regular method of tax accounting.

Market Discount.    If a U.S. Holder purchases a note after original issue for an amount that is less than its stated redemption price at maturity, such U.S. Holder will be treated as having purchased such note at a “market discount,” unless such market discount is less than a statutory de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment on a note, or any gain realized on the sale, exchange, retirement or other disposition of a note, as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. Market discount will be considered to accrue ratably, unless the U.S. Holder elects to accrue market discount on a constant yield basis. Once made, such an election may be revoked only with the consent of the IRS and, therefore, should only be made in consultation with a tax advisor.

A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent that the interest expense exceeds the portion of market discount allocable to the days during the taxable year in which the note was held by the taxpayer. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for federal income tax purposes. Such an election will apply to all debt instruments with market discount acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS. The election, therefore, should only be made in consultation with a tax advisor.

Amortizable Bond Premium.    If a U.S. Holder’s tax basis in a debt instrument immediately after the purchase is greater than the sum of all amounts payable on the debt instrument after the purchase date, other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the debt instrument with “amortizable bond premium.” In general, amortizable bond premium with respect to any convertible debt instrument (such as a note) will be equal in amount to the excess, if any, of the tax basis (reduced as set forth in the following sentence) over the sum of all amounts payable on the debt instrument other than qualified stated interest. For this purpose only, a holder’s tax basis in a convertible debt instrument is reduced by an amount equal to the value of the option to convert the convertible debt instrument into common stock; the value of this conversion option may be determined under any reasonable method. However, in the case of a debt instrument that may be redeemed prior to maturity at the option of the issuer (such as the notes), the amount of amortizable bond premium is determined by substituting the first date on which the debt instrument may be redeemed (the “redemption date”) for the maturity date and the applicable redemption price on the redemption date for the amount payable at maturity, if the result would maximize the U.S. Holder’s yield to maturity (i.e., result in a smaller amount of amortizable bond premium properly allocable to the period before the redemption date). If the issuer does not in fact exercise its right to redeem the debt instrument on the applicable redemption date, the debt instrument will be treated (solely for purposes of the amortizable bond premium rules) as having matured and then as having been reissued for the U.S. Holder’s “adjusted acquisition price,” which is an amount equal to the U.S. Holder’s basis in the debt instrument (as determined under the applicable Treasury Regulations), less the sum of (i) any amortizable bond premium allocable to prior accrual periods and (ii) any payments previously made on the debt instrument (other than payments of qualified stated interest). The debt instrument deemed to have been reissued will again be subject to the amortizable bond premium rules with respect to the remaining dates on which the debt instrument is redeemable.

A U.S. Holder may elect to amortize bond premium on a debt instrument. Once made, the election applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies, and may be revoked only with the consent of the IRS. The election, therefore, should only be made in consultation with a tax advisor. In general, a U.S. Holder amortizes bond premium by offsetting the qualified stated interest allocable to an accrual period with the bond premium allocable to the accrual period, which is determined under a constant yield method pursuant to the applicable Treasury Regulations. If the bond premium allocable to an accrual period exceeds the qualified stated interest allocable to such period, the excess is treated by the U.S. Holder as a bond premium deduction. The bond premium deduction for each accrual period is limited to the amount by which the U.S. Holder’s total interest inclusions on the debt instrument in prior accrual periods exceed the total amount treated by such U.S. Holder as a bond premium deduction on the debt instrument in prior accrual periods. Any amounts not deductible in an accrual period may be carried forward to the next accrual period and treated as bond premium allocable to that period.

Election to Include All Interest in Income Using a Constant Yield Method.    All U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable OID, subject to certain limitations and exceptions. Because this election will affect how the U.S. Holder treats debt instruments other than the notes, it should be made only in consultation with a tax advisor.

Disposition of the Notes.    Upon the sale, exchange (including an exchange for cash and any Boston Properties, Inc. common stock), redemption, repurchase, retirement or other disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property (including Boston Properties, Inc. common stock) received on the disposition (except to the extent such amount is attributable to accrued but unpaid stated interest, which is taxable as ordinary income if not previously included in such holder’s income) and (ii) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such Holder (i) increased by any accrued market discount if the U.S. Holder has included the accrued market discount in income and (ii) decreased by (A) the amount of any payments, other than qualified stated interest payments, received, and (B) amortizable bond premium taken, with respect to such note. Capital gain or loss recognized upon the disposition of a note will be a long-term capital gain or loss if the note was held for more than one year. The maximum tax rate on long-term capital gains to non-corporate U.S. Holders is generally 15% (for taxable years through December 31, 2008, and 20% thereafter). The deductibility of capital losses is subject to limitations.

Upon the exchange of a note for cash and Boston Properties, Inc. common stock, if any, a U.S. Holder will have a tax basis in any Boston Properties, Inc. common stock received equal to the fair market value of such Boston Properties, Inc. common stock at the time of the exchange. The U.S. Holder’s holding period for any Boston Properties, Inc. common stock received upon an exchange of notes will begin on the date immediately following the date of such exchange.

Adjustments to Exchange Rate.    The exchange rate is subject to adjustment under specified circumstances. Although it is not clear how or to what extent Section 305 of the Code and the applicable Treasury regulations would apply to the notes because the notes are issued by BPLP, rather than Boston Properties, Inc., it is possible that the IRS would seek to apply Section 305 to the notes. If Section 305 were applicable, a holder of notes would, in certain circumstances, be deemed to have received a distribution of or with respect to Boston Properties, Inc. common stock if and to the extent that the exchange rate is adjusted, resulting in ordinary income to the extent of Boston Properties, Inc.’s current and accumulated earnings and profits. Adjustments to the exchange rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be deemed to result in a constructive distribution of Boston Properties, Inc. common stock. Certain of the possible adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to Boston Properties, Inc.’s stockholders) do not qualify as being made pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, we intend to take the position that you will be deemed to have received constructive distributions from Boston Properties, Inc., even though you have not received any cash or property as a result of such adjustments. The tax consequences of the receipt of a distribution from Boston Properties, Inc. are described below under “—Taxation of Taxable U.S. Stockholders” and “—Taxation of Tax-Exempt Stockholders.”

Even if an adjustment to the exchange rate were not to result in a taxable constructive distribution to a holder of notes under Section 305 because the notes are issued by BPLP rather than Boston Properties, Inc., it is possible that the IRS could assert that, under principles similar to those of Section 305, a holder should recognize taxable income, which might be considered interest or other ordinary income, and that you should include such interest or other income in income upon the adjustment to the exchange rate or, alternatively, accrue such income prior to the adjustment. If the IRS successfully asserted that an adjustment to the exchange rate is treated as interest income, then unless such interest income is considered to be payable on account of a contingency that is, as of the issue date, either remote or incidental, the notes could be treated as “contingent payment debt instruments.” If the notes were treated as contingent payment debt instruments, then the notes would be treated as issued with OID, and holders would be required to accrue interest income at a significantly higher rate than the stated interest rate on the notes generally based on BPLP’s borrowing rate for non-contingent, non-convertible debt with otherwise similar terms. Furthermore, a U.S. Holder would generally be required to treat any gain recognized on a disposition of the notes as ordinary income rather than as capital gain. U.S. Holders should consult their tax advisors regarding the possible treatment of the notes as contingent payment debt instruments.

Non-U.S. Holders of Notes

The rules governing the U.S. federal income taxation of a Non-U.S. Holder are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. Holders should consult their tax advisors to determine the effect of U.S. federal, state, local and foreign tax laws, as well as tax treaties, with regard to an investment in the notes.

Interest.    A Non-U.S. Holder holding the notes on its own behalf generally will be exempt from U.S. federal income and withholding taxes on payments of interest on a note so long as such payments are not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, unless such Non-U.S. Holder is a direct or indirect 10% or greater partner (as defined in section 871(h)(3) of the Code) in the Operating Partnership, a controlled foreign corporation related to the Operating Partnership or a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business.

In order for a Non-U.S. Holder that is an individual or corporation (or entity treated as such for U.S. federal income tax purposes) to qualify for the exemption from taxation on noncontingent interest, the “withholding agent” (generally, the last U.S. payor or a non-U.S. payor who is a qualified intermediary or withholding foreign partnership) must have received a statement (generally made on IRS Form W-8BEN) from the individual or corporation that: (i) is signed under penalties of perjury by the beneficial owner of the note, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the beneficial owner’s name and address. Certain securities clearing organizations and other entities that are not beneficial owners may provide a signed statement accompanied by a copy of the beneficial owner’s IRS Form W-8BEN to the withholding agent. An IRS Form W-8BEN is generally effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances renders any information on the form incorrect. Notwithstanding the preceding sentence, an IRS form W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the withholding agent reports at least annually to the beneficial owner. The beneficial owner must inform the withholding agent within 30 days of such change and furnish a new IRS Form W-8BEN. A Non-U.S. Holder that is not an individual or corporation (or an entity treated as a corporation for U.S. federal income tax purposes) holding the notes on its own behalf may have substantially increased reporting requirements and should consult its tax advisor.

To the extent that interest income with respect to a note is not exempt from U.S. withholding tax as described above, a Non-U.S. Holder may still be able to eliminate or reduce such taxes under an applicable income tax treaty.

Disposition of the Notes.    Any gain realized on the sale, redemption, exchange, (including an exchange for cash and any Boston Properties, Inc. common stock), retirement, repurchase or other taxable disposition of a note by a Non-U.S. Holder (except to the extent such amount is attributable to accrued but unpaid stated interest, which would be taxable as described above) will be exempt from U.S. federal income and withholding taxes so long as: (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, (ii) in the case of a foreign individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year, and (iii) the notes do not constitute “U.S. real property interests” within the meaning of the Foreign Investment in Real Property Tax Act, or FIRPTA.

Although the applicable rules are not entirely clear, we intend to take the position that the notes constitute “U.S. real property interests” and, accordingly, that U.S. federal withholding tax applies under FIRPTA to any redemption, repurchase or exchange of the notes (including an exchange of a note for cash and any Boston Properties, Inc. common stock). Therefore, we intend to withhold 10% of any amounts payable on the redemption, or repurchase or exchange by us of a note (including an exchange of a note for cash and any Boston Properties, Inc. common stock). Further, any other sale or disposition of a note may be subject to U.S. federal income tax withholding.

Boston Properties, Inc. common stock are part of a class of stock that is regularly traded on an established securities market and you held notes that, on the date of their acquisition, had a fair market value of 5 percent or less of the fair market value of the Boston Properties, Inc. common stock, or (ii) Boston Properties, Inc. is a domestically controlled REIT. Boston Properties, Inc. will be a domestically-controlled REIT if at all times during a specified testing period it is a REIT and less than 50% in value of the Boston Properties, Inc.’s shares are held directly or indirectly by non-U.S. persons. Boston Properties, Inc. believes that it currently is a domestically-controlled REIT, but because its common stock is publicly traded, there can be no assurance that it in fact is qualified or will continue to qualify as a domestically-controlled REIT. If a sale, redemption, repurchase or exchange of a note for Boston Properties, Inc. common stock is exempt from U.S. federal income tax under FIRPTA, any amounts withheld from such payments to you may be refunded or credited against your federal income tax liability, if any, if you file with the IRS, on a timely basis, the required IRS forms.

Adjustments to Exchange Rate.    The exchange rate is subject to adjustment in certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution or additional interest payment to Non-U.S. Holders of the notes. See “—U.S. Holders of the Notes— Adjustments to Exchange Rate” above. A deemed distribution would generally be subject to U.S. withholding tax and to the rules described below under “—Taxation of Non-U.S. Stockholders”. If any such adjustment were treated as interest income, then all or a portion of such interest, as well as any OID potentially required to be included in income as a result of the notes being treated as contingent payment debt instruments as described above under “—U.S. Holders of the Notes—Adjustments to Exchange Rate,” could be treated as “contingent interest” that is generally subject to U.S. withholding tax at a 30% rate, unless reduced or eliminated by an applicable income tax treaty. Reductions in withholding tax rates on interest otherwise available under certain income tax treaties may not apply, or may not apply as favorably, to contingent interest. Non-U.S. Holders should consult their tax advisors regarding the possible treatment of the notes as contingent payment debt instruments.

In the case of a deemed distribution or additional interest payment, because such deemed distributions or interest will not give rise to any cash from which any applicable U.S. federal withholding tax can be satisfied, the indenture provides that we may set off any withholding tax that we are required to collect with respect to any such deemed distribution or payment against cash payments of interest or from cash or shares of Boston Properties, Inc. common stock otherwise deliverable to a holder upon an exchange of notes or a redemption or repurchase of a note.

Except to the extent that an applicable income tax treaty otherwise provides, a Non-U.S. Holder whose gain or interest income with respect to a note is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, although exempt from the withholding tax previously discussed provided the holder furnishes an IRS form W-8ECI, will generally be subject to U.S. federal income tax on the gain or interest income at regular U.S. federal income tax rates, as if the holder were a U.S. person. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its “dividend equivalent amount” within the meaning of the Code for the taxable year, subject to adjustment, unless it qualifies for a lower rate or an exemption under an applicable tax treaty.

Information Reporting and Backup Withholding

In general, information reporting requirements and backup withholding at the applicable rate will apply to payments on a note (including stated interest payments and payments of the proceeds from the sale, exchange, redemption, repurchase, retirement or other disposition of a note) to a U.S. Holder, unless the holder of the note (i) is a corporation or comes within certain exempt categories and, when required, demonstrates that fact or (ii) provides a correct taxpayer identification number, certifies as to its exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Certain penalties may be imposed by the IRS on a holder that is required to supply information but does not do so in the proper manner.

Information returns will be filed with the IRS in connection with payments on the notes.

Information reporting requirements and backup withholding generally will not apply to payments on a note to a Non-U.S. Holder if the statement described in “Non-U.S. Holders of the Notes” is duly provided by such holder, provided that the withholding agent does not have actual knowledge that the holder is a United States person. Information reporting requirements and backup withholding will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), unless such broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation within the meaning of the Code or (iv) is a U.S. branch of a foreign bank or a foreign insurance company. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding, but will be subject to the information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides the statement described in “—Non-U.S. Holders of the Notes” or otherwise establishes an exemption. Any amount withheld from a payment to a holder of a note under the backup withholding rules is allowable as a credit against such holder’s U.S. federal income tax liability (which might entitle such holder to a refund), provided that such holder furnishes the required information to the IRS.

Classification and Taxation of Boston Properties, Inc. as a REIT

For purposes of this discussion and the discussion below under the heading “—Taxation of Holders of Boston Properties, Inc. Common Stock,” references to “we”, “us” or “our”, and any similar terms, refer to Boston Properties, Inc. We have elected to be taxed as a REIT under the Code. A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

We believe that we are organized and have operated in such a manner so as to qualify as a REIT, but there can be no assurance that we have qualified or will remain qualified as a REIT. In the opinion of our tax counsel, Goodwin Procter LLP, based upon and subject to the various assumptions and on our representations concerning our organization and operations, commencing with the taxable year ending December 31, 1997, our form of organization and operations are such as to enable us to qualify as a “real estate investment trust” under the applicable provisions of the Code. It must be emphasized that the opinion of Goodwin Procter LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus supplement are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus supplement, and is conditioned upon factual representations and covenants made by our management and affiliated entities regarding our organization, assets, and past, present and future conduct of our business operations, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our status as a REIT. While we believe that we are organized and have operated and intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Goodwin Procter LLP or us that we have so qualified or will so qualify for any particular year. Goodwin Procter LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Goodwin Procter LLP.

Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that we distribute currently to our stockholders. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a regular corporation. However, we will be subject to federal income tax as follows:

•	We will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid;

•	Under some circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference;

•	If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income;

•	Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property;

•	If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability;

•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure by a de minimis amount of the 5% or 10% assets tests, as described below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or 35% of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests;

•	If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure;

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification as a REIT;”

•	We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

(1)	85% of our REIT ordinary income for the year;

(2)	95% of our REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years;

•	We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants, and/or our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties;

•	If we should acquire any asset from a “C” corporation in a carry-over basis transaction and we subsequently recognize gain on the disposition of such asset during the ten-year period beginning on the date on which we acquired the asset, then, to the extent of any built-in gain, such gain will be subject to tax at the highest regular corporate rate. Built-in gain means the excess of (1) the fair market value of the asset as of the beginning of the applicable recognition period over (2) the adjusted basis in such asset as of the beginning of such recognition period;

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholders’ basis in our common stock; and

•	We may have subsidiaries or own interests in other lower-tier entities that are “C” corporations, the earnings of which would be subject to U.S. federal corporate income tax.

No assurance can be given that the amount of any such federal income taxes will not be substantial. In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

We elected to be taxable as a REIT for United States federal income tax purposes for our taxable year ended December 31, 1997. In order to have so qualified, we must have met and continue to meet the requirements discussed below, relating to our organization, sources of income, nature of assets and distributions of income to stockholders.

The Code defines a REIT as a corporation, trust, or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4) that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Code to include specified entities;

(7) that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8) that uses a calendar year for United States federal income tax purposes and complies with the recordkeeping requirements of the Code and regulations promulgated thereunder; and

(9) that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3), and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation, and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

To qualify as a REIT, we also cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We do not believe that we have any non-REIT earnings and profits and believe that we therefore satisfy this requirement.

Protection from Stock Concentration

In order to protect us from a concentration of ownership of stock that would cause us to fail condition (6) above, our charter provides that stock owned, or deemed to be owned or transferred to a shareholder in excess of specified ownership limits will be converted automatically into Excess Stock (as defined below) and transferred to a charity for resale. The original shareholder is entitled to receive certain proceeds from such a resale. Excess Stock is a separate class of our capital stock that is entitled to no voting rights but shares ratably with the common stock in dividends and rights upon dissolution. Because of the absence of authority on this issue, however, we cannot assure you that the operation of the Excess Stock or other provisions contained in our charter will, as a matter of law, prevent a concentration of ownership of stock in excess of the applicable ownership limits from causing us to violate condition (6) above. If there were such a concentration of ownership and the operation of the Excess Stock or other provisions contained in our charter were not held to cure such violation, we would be disqualified as a REIT. In rendering its opinion that we are organized in a manner that permits us to qualify as a REIT, Goodwin Procter LLP is relying on our representation that the ownership of our stock (without regard to the Excess Stock provisions) satisfies condition (6) above. Goodwin Procter LLP expresses no opinion as to whether, as a matter of law, the Excess Stock or other provisions contained in our charter preclude it from failing condition (6) above.

To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for United States federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the stock of which is owned by the REIT. All assets, liabilities, and items of income, deduction, and credit of the qualified REIT subsidiary will be treated as assets, liabilities, and items of income, deduction, and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” of ours is a corporation in which we directly or indirectly own stock and that elects, together with us, to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is a corporation subject to United States federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary can perform some impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of United States federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants, and/or the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

Ownership of Partnership Interests by a REIT

A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, Boston Properties, Inc.’s proportionate share of the assets and items of income of Boston Properties Limited Partnership, including Boston Properties Limited Partnership’s share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest, will be treated as Boston Properties, Inc.’s assets and liabilities and its items of income for purposes of applying the requirements described in this prospectus. Boston Properties, Inc. has control over Boston Properties Limited Partnership and substantially all of the partnerships and limited liability company subsidiaries of Boston Properties Limited Partnership and intends to operate them in a manner that is consistent with the requirements for the qualification of Boston Properties, Inc. as a REIT.

Income Tests Applicable to REITs

To qualify as a REIT, we must satisfy two gross income tests. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT, and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, some payments under hedging instruments, and gain from the sale or disposition of stock or securities and some hedging instruments.

Rents we received will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, we may not provide “impermissible services” to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a taxable REIT subsidiary) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of the direct cost to us of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

We have not charged, and do not anticipate charging, rent that is based in whole or in part on the income or profits of any person. We have not derived, and do not anticipate deriving, significant rents from related party tenants. We have not derived, and do not anticipate deriving, rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.

Any gain we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating properties, and to make occasional sales of properties as are consistent with our investment objectives. We cannot provide any assurance, however, that the IRS might not contend that one or more of these sales are subject to the 100% penalty tax.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attached a schedule of the sources of our income to our federal income tax return, and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT. As discussed under “—Classification and Taxation of Boston Properties, Inc. as a REIT,” even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

Asset Tests Applicable to REITs

At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature of our assets:

(1) at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items, and government securities. Real estate assets include, for this purpose, stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares of our stock or long-term debt;

(2) not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

(3) except for equity investments in REITs, qualified REIT subsidiaries, or taxable REIT subsidiaries or other securities that qualify as “real estate assets” for purposes of the test described in clause (1): the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets; we may not own more than 10% of any one issuer’s outstanding voting securities; and we may not own more than 10% of the value of the outstanding securities of any one issuer; and

(4) not more than 20% of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

Securities for purposes of the asset tests may include debt securities. However, the 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.

With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, we cannot provide any assurance that the IRS might not disagree with our determinations.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20%, and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20%, or 5% asset tests or 10% value limitation. If we fail the 5% asset test or the 10% asset test at the end of any quarter, and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets or otherwise satisfy the requirements of such asset tests within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of the total value of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect and, following our identification of the failure, we filed a schedule in accordance with the Treasury Regulations describing each asset that caused the failure, we are permitted to avoid disqualification as a REIT, after the thirty day cure period, by taking steps to satisfy the requirements of the applicable asset test within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred, including the disposition of sufficient assets to meet the asset tests and paying a tax equal to the greater of $50,000 or 35% of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the relevant asset test.

Annual Distribution Requirements Applicable to REITs.

To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if we recognize any built-in gain, we will be required, under Treasury regulations, to distribute at least 90% of the built-in gain, after tax, recognized on the disposition of the applicable asset. See “—Classification and Taxation of Boston Properties, Inc. as a REIT” for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

We believe that we have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements.

Our REIT taxable income has been and is expected to be less than our cash flow due to the allowance of depreciation and other noncash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet this distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between (a) the actual receipt of income and the actual payment of deductible expenses and (b) the inclusion of such income and the deduction of such expenses in arriving at our taxable income, or as a result of nondeductible expenses such as principal amortization or capital expenditures in excess of noncash deductions. In the event that such timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the dividend requirement.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to such dividends as “deficiency dividends.” Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

To the extent that we do not distribute (and are not deemed to have distributed) all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we are subject to tax on these retained amounts at regular corporate tax rates.

We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

(1) 85% of our REIT ordinary income for the year;

(2) 95% of our REIT capital gain net income for the year; and

(3) any undistributed taxable income from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Prohibited Transactions

Net income derived from a prohibited transactions is subject to a 100% tax. The term “prohibited transactions” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business,” however, depends on the specific facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that certain safe-harbor provisions of the Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax at regular corporate income tax rates.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property primarily for sale to customers in the ordinary course of a trade or business.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treaty regulations, any income from a hedging transaction to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets, which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (but generally will constitute non-qualifying gross income for purposes of the 75% income test). To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT.

Failure of Boston Properties, Inc. to Qualify as a REIT

In the event we violate a provision of the Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders through 2008 will generally be taxable to stockholders who are individual U.S. stockholders at a maximum rate of 15%, and dividends received by our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.

Taxation of Holders of Boston Properties, Inc. Common Stock

Taxation of Taxable U.S. Stockholders

As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of current or accumulated earnings and profits that we do not designate as capital gain dividends. Dividends paid to a non-corporate U.S. stockholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will change to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid to most United States non-corporate taxpayers by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to United States federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the new 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (1) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiaries, and (2) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our stock for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend. Dividends paid to a corporate U.S. stockholder will not qualify for the dividends received deduction generally available to corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 15% (through 2008) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains dividends attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, we may elect to designate the retained amount as a capital gain dividend with the result that a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her stock as long-term capital gain, or short-term capital gain if the shares of stock have been held for one year or less. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income.

Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Stockholders on the Disposition of Common Stock

In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of shares of our stock as long-term capital gain or loss if the U.S. stockholder has held the shares for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of shares of stock held by such stockholder for six-months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. stockholder purchases other common stock within 30 days before or after the disposition.

Capital Gains and Losses

The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 35%. The maximum tax rate on long-term capital gains applicable to non-corporate taxpayers is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2008. A 20% rate applies to sales and exchanges of capital assets occurring after December 31, 2008. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 15% or 25% rate. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a current rate of up to 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders, see “Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of common stock or preferred stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares only if:

•	the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either (a) one pension trust owns more than 25% of the value of our stock; or (b) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of shares of our stock, including any reporting requirements.

A non-U.S. stockholder who receives a distribution that is not attributable to gain from our sale or exchange of United States real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain, will be treated as receiving an ordinary dividend to the extent that we pay the distribution out of our current or accumulated earnings and profits and, subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, lower withholding taxes do not apply, or do not apply as favorably, to dividends from REITs. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a United States trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions, and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to withhold United States income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Additional withholding regulations may require us to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

Except as discussed below with respect to 5% or smaller holders of regularly traded classes of stock, for any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of “U.S. real property interests” under special provisions of the United States federal income tax laws known as “FIRPTA.” The term “U.S. real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with a United States business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. However, FIRPTA and the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the recipient non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead, any capital gain dividend will be treated as an ordinary distribution subject to the rules discussed above, which generally impose a 30% withholding tax (unless reduced by a treaty). Also, the branch profits tax will not apply to such a distribution.

A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of our common stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that that test will be met. However, a non-U.S. stockholder that owned, actually or constructively, 5% or less of the value of the shares of a class of our stock at all times during a specified testing period will not incur tax under FIRPTA on a disposition of the shares of stock of such class if the shares are “regularly traded” on an established securities market. Because our common stock is regularly traded on an established securities market, a non-U.S. stockholder should not incur tax under FIRPTA with respect to gain on a sale of our common stock unless it owns, actually or constructively, more than 5% of our common stock. If the gain on the sale of our stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. stockholder’s United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

•	the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a United States person.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided the required information is furnished to the IRS.

State, Local and Foreign Taxes

We and/or holders of our stock may be subject to state and local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The foreign, state, and local tax treatment of us and of holders of our stock may not conform to the United States federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock or preferred stock.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in our common stock.

UNDERWRITING

Under the terms and subject to the conditions contained in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to Morgan Stanley & Co. Incorporated, acting as the sole underwriter, and the underwriter has agreed to purchase from us, $400,000,000 aggregate principal amount of the notes.

The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the notes offered under this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the notes offered under this prospectus supplement and the accompanying prospectus if any notes are taken. However, the underwriter is not required to take or pay for any notes covered by the option of the underwriter to purchase notes as described below.

The underwriter initially proposes to offer the notes directly to the public at the public offering price listed on the cover page of this prospectus supplement. After the notes are released to the public, the offering price and other selling terms may from time to time be varied by the underwriter.

We have granted to the underwriter an option (exercisable for 30 days from the date of this prospectus supplement) to purchase, in the event the underwriter sells more than $400,000,000 principal amount of notes, up to an additional $60,000,000 aggregate principal amount of notes at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions, solely to cover overallotments.

We do not intend to list the notes on any national securities exchange or include them in any automated quotation system.

In order to facilitate the offering of the notes, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriter may sell a greater principal amount of notes than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the principal amount of notes available for purchase by the underwriters under their option to purchase additional notes. The underwriter can close out a covered short sale by exercising its option to purchase additional notes or purchasing the notes in the open market. In determining the source of notes to close out a covered short sale, the underwriter will consider, among other things, the open market price of notes compared to the price available under the overallotment option. The underwriter may also sell notes in excess of the overallotment option, creating a naked short position. The underwriter must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriter may bid for, and purchase, notes in the open market to stabilize the price of the notes. These activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in market price of the notes. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

In general, purchases of a security for the purpose of stabilizing or reducing a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriter make any representation that the underwriter will engage in such transactions or that such transactions will not be discontinued without notice, once they are commenced.

The underwriter and its affiliates have provided and may provide financial advisory and investment banking services to certain former and existing stockholders and us, for which they receive customary fees. During 2005, we received lease and related payments of approximately $2.2 million from affiliates of Morgan Stanley & Co. Incorporated for the lease of space at our properties. Additionally, Morgan Stanley’s affiliates were the initial lenders to us under our mortgages of Times Square Tower and 280 Park Avenue. As of December 31, 2005, the aggregate outstanding indebtedness owed to Morgan Stanley’s affiliates under these mortgages was $731.1 million. During 2005, we paid a total of approximately $28.3 million in interest and other fees to Morgan Stanley’s affiliates under these mortgages. For purposes of calculating the foregoing amounts, we have assumed that Morgan Stanley’s affiliates retained all of their initial interests in these mortgages, although it is possible that they transferred some or all of their initial interests through securitization transactions or otherwise without our knowledge. In addition, from time to time the Company engages affiliates of Morgan Stanley for financial advisory and other services. Since January 1, 2005, the Company has incurred an aggregate of approximately $200,000 in fees for these services. Based on Schedule 13G filed with the SEC on February 15, 2006, Morgan Stanley, the parent entity of Morgan Stanley & Co., Incorporated, is the beneficial owner of more than 5% of our common stock. Information regarding the identity of Morgan Stanley’s affiliates is based solely on the list of subsidiaries filed by Morgan Stanley as an exhibit to its Annual Report on Form 10-K filed with the SEC on February 15, 2006.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us and certain selling stockholders by Goodwin Procter LLP, Boston, Massachusetts. Goodwin Procter LLP leases approximately 211,280 square feet at two of our properties. Certain legal matters in connection with the offering will be passed upon for the underwriter by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and Davis Polk & Wardwell, Menlo Park, California. Skadden, Arps, Slate, Meagher & Flom LLP represents Boston Properties, Inc. and its affiliates in certain matters.

EXPERTS

The financial statements and management’s assessments of the effectiveness of internal control over financial reporting (which is included in the Management’s Reports on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Reports of Boston Properties, Inc. and BPLP on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

BOSTON PROPERTIES LIMITED PARTNERSHIP

$1,000,000,000

Debt Securities

This prospectus provides you with a general description of debt securities that Boston Properties Limited Partnership may offer and sell from time to time. We are the entity through which Boston Properties, Inc., a self-administered and self-managed real estate investment trust, conducts substantially all of its business and owns substantially all of its assets.

Each time we sell debt securities we will provide a prospectus supplement that will contain specific information about the terms of any debt securities we offer and the specific manner in which we will offer the debt securities. The prospectus supplement will also contain information, where appropriate, about material United States federal income tax considerations relating to, and any listing on a securities exchange of, the debt securities covered by the prospectus supplement. The prospectus supplement may add to, update or change the information in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our debt securities. This prospectus may not be used to sell debt securities unless accompanied by a prospectus supplement.

The aggregate offering price of the debt securities offered by us will not exceed $1,000,000,000.

Investing in our debt securities involves various risks. Beginning on page 1, we discuss several “Risk Factors” that you should consider before investing in our debt securities.

August 27, 2003

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

As used in this prospectus and the registration statement on Form S-3, which we sometimes refer to as this Form S-3, of which this prospectus is a part, unless the context otherwise requires, all references to “we,” “us,” “our,” “the partnership,” “BPLP,” or similar expressions refer collectively to Boston Properties Limited Partnership, a Delaware partnership, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise. All references to “Boston Properties, Inc.” in this prospectus and the Form S-3 refer to Boston Properties, Inc., a Delaware corporation and the sole general partner of BPLP.

i

RISK FACTORS

Before you invest in our debt securities, you should be aware that there are risks in making the investment, including those described below. You should consider carefully these risk factors together with all of the information included or incorporated by reference in this prospectus before you decide to purchase our debt securities. The risks described below, and statements found elsewhere in this prospectus, contain forward-looking statements. You should read the explanation of the qualifications and limitations on forward-looking statements discussed on page 14.

Our performance and value are subject to risks associated with our real estate assets and with the real estate industry.

Our economic performance and the value of our real estate assets, and consequently the value of the debt securities, are subject to the risk that if our office, industrial and hotel properties do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow and ability to make interest payments to holders of the debt securities will be adversely affected. The following factors, among others, may adversely affect the income generated by our office, industrial and hotel properties:

•	downturns in the national, regional and local economic climate;

•	competition from other office, hotel and other commercial buildings;

•	local real estate market conditions, such as oversupply or reduction in demand for office, hotel or other commercial space;

•	changes in interest rates and availability of financing;

•	vacancies, changes in market rental rates and the need to periodically repair, renovate and relet space;

•	increased operating costs, including insurance expenses, utilities, real estate taxes, and heightened security costs;

•	civil disturbances, earthquakes and other natural disasters, or terrorist acts or acts of war which may result in uninsured or underinsured losses;

•	significant expenditures associated with each investment, such as debt service payments, real estate taxes, insurance and maintenance costs which are generally not reduced when circumstances cause a reduction in revenues from a property; and

•	ability to collect rents from tenants.

We are dependent upon the economic climates of our four core markets—Boston, Washington, D.C., midtown Manhattan and San Francisco.

Over 90% of our revenues in fiscal year 2002 and the first half of 2003 were derived from properties located in our four core markets: Boston, Washington, D.C., midtown Manhattan and San Francisco. As a result of the current slowdown in economic activity, there has been an increase in vacancy rates for office properties in these markets. A continued downturn in the economies of these markets, or the impact that the downturn in the overall national economy may have upon these economies, could result in further reduced demand for office space. Because our portfolio consists primarily of office buildings (as compared to a more diversified real estate portfolio), a decrease in demand for office space in turn could adversely affect our results from operations. Additionally, there are submarkets within our core markets that are dependent upon a limited number of industries. For example, in our Washington, D.C. market we focus on leasing office properties to governmental agencies, in our midtown Manhattan market we focus on leasing properties to financial, legal and other professional firms and in our suburban Boston submarket we focus on leasing office buildings to companies in the technology sector. A significant downturn in one or more of these industries could also adversely affect our results of operations.

Our investment in property development may be more costly than anticipated.

We have a significant development pipeline and intend to continue to develop and substantially renovate office, industrial and hotel properties. Our current and future development and construction activities may be exposed to the following risks:

•	we may be unable to proceed with the development of properties because we cannot obtain financing on favorable terms;

•	we may incur construction costs for a development project which exceed our original estimates due to increases in interest rates and increased materials, labor or other costs, which could make completion of the project less profitable because we may not be able to increase rents to compensate for the increase in construction costs;

•	we may be unable to obtain, or face delays in obtaining, required zoning, land-use, building, occupancy, and other governmental permits and authorizations, which could result in increased costs and could require us to abandon our activities entirely with respect to a project;

•	we may abandon development opportunities after we begin to explore them and as a result we may fail to recover expenses already incurred;

•	we may expend funds on and devote management’s time to projects which we do not complete; and

•	we may be unable to complete construction of a property on schedule.

Investment returns from our developed properties may be lower than anticipated.

Our developed properties may be exposed to the following risks:

•	we may lease developed properties at below projected rental rates; and

•	occupancy rates and rents at newly completed properties may fluctuate depending on a number of factors, including market and economic conditions, and may result in our investment not being profitable.

Our use of joint ventures may limit our flexibility with jointly owned investments.

In appropriate circumstances, we intend to develop and acquire properties in joint ventures with other persons or entities when circumstances warrant the use of these structures. We currently have five joint ventures which are not consolidated with our financial statements. Our share of the aggregate revenue of these joint ventures represents approximately 2.1% of our total revenue (the sum of our total consolidated revenue and our share of such joint venture revenue). We could become engaged in a dispute with any of our joint venturers which might affect our ability to operate a property. In addition, our joint venture partners may have different objectives than we do regarding the appropriate timing and pricing of any sale or refinancing of properties. Finally, in many instances, our joint venture partners have competing interests in our markets that could create conflict of interest issues.

We face risks associated with property acquisitions.

Since the initial public offering of Boston Properties, Inc., our general partner, we have made acquisitions of large properties and portfolios of properties. We intend to continue to acquire properties and portfolios of properties, including large portfolios that could increase our size and result in alterations to our capital structure. Our acquisition activities and their success are subject to the following risks:

•	we may be unable to finance acquisitions on favorable terms;

•	acquired properties may fail to perform as expected;

•	the actual costs of repositioning or redeveloping acquired properties may be higher than our estimates;

•	acquired properties may be located in new markets where we may face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area and unfamiliarity with local governmental and permitting procedures; and

•	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and as a result our results of operations and financial condition could be adversely affected.

We have acquired in the past and in the future may acquire properties or portfolios of properties through tax deferred contribution transactions in exchange for partnership interests in BPLP. This acquisition structure has the effect, among others, of reducing the amount of tax depreciation we can deduct over the tax life of the acquired properties, and typically requires that we agree to protect the contributors’ ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties or the allocation of partnership debt to the contributors to maintain their tax basis or both.

Acquired properties may expose us to unknown liabilities.

We may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if a liability were asserted against us based upon ownership of those properties, we might have to pay substantial sums to settle it, which could adversely affect our cash flow. Unknown liabilities with respect to properties acquired might include:

•	liabilities for clean-up of undisclosed environmental contamination;

•	claims by tenants, vendors or other persons against the former owners of the properties;

•	liabilities incurred in the ordinary course of business; and

•	claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

Competition for acquisitions may result in increased prices for properties.

We plan to continue to acquire properties as we are presented with attractive opportunities. We may be competing for acquisition opportunities with other investors and such competition may adversely affect us by subjecting us to the following risks:

•	we may be unable to acquire a desired property because of competition from other well-capitalized real estate investors, including both publicly traded real estate investment trusts and institutional investment funds;

•	even if we enter into an acquisition agreement for a property, the agreement will usually be subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction, which may not be satisfied; and

•	even if we are able to acquire a desired property, competition from other real estate investors may significantly increase the purchase price.

We face potential difficulties or delays renewing leases or re-leasing space.

We derive most of our income from rent received from our tenants. If a tenant experiences a downturn in its business or other types of financial distress, it may be unable to make timely rental payments. Also, when our tenants decide not to renew their leases or terminate early, we may not be able to re-lease the space. Even if tenants decide to renew, the terms of renewals or new leases, including the cost of required renovations or concessions to tenants, may be less favorable than current lease terms. As a result, our cash flow could decrease and our ability to make interest payments to holders of the debt securities could be adversely affected.

We face potential adverse effects from major tenants’ bankruptcies or insolvencies.

The bankruptcy or insolvency of a major tenant may adversely affect the income produced by our properties. Our tenants could file for bankruptcy protection or become insolvent in the future. We cannot evict a tenant solely because of its bankruptcy. On the other hand, a bankrupt tenant may reject and terminate its lease with us. In such case, our claim against the bankrupt tenant for unpaid and future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and, even so, our claim for unpaid rent would likely not be paid in full. This shortfall could adversely affect our cash flow and results of operations.

We may have difficulty selling our properties which may limit our flexibility.

Large and high-quality office, industrial and hotel properties like the properties that we own could be difficult to sell. This may limit our ability to change our portfolio promptly in response to changes in economic or other conditions. In addition, federal tax laws limit our ability to sell properties that we have owned for fewer than four years and this may affect our ability to sell properties without adversely affecting our ability to make interest payments to the holders of the debt securities. These restrictions reduce our ability to respond to changes in the performance of our investments and could adversely affect our financial condition and results of operations.

Our ability to dispose of some of our properties is constrained by their tax attributes. Properties which we developed and have owned for a significant period of time or which we acquired through tax deferred contribution transactions in exchange for partnership interests in BPLP often have a low tax basis. If we dispose of these properties outright in taxable transactions, we will recognize a significant amount of taxable gain, which in turn would impact our cash flow under the requirements of the Internal Revenue Code for REITs like Boston Properties, Inc. In some cases, we are restricted from disposing of properties contributed in exchange for our partnership interests under tax protection agreements with the contributors of the properties. To dispose of low basis or tax-protected properties efficiently we often use like-kind exchanges, which qualify for non-recognition of taxable gain, but can be difficult to consummate and result in the property for which the disposed assets are exchanged inheriting their low basis and other tax attributes (including tax protection covenants).

Our properties face significant competition.

We face significant competition from developers, owners and operators of office, industrial and other commercial real estate, including sublease space available from our tenants. Substantially all of our properties face competition from similar properties in the same market. Such competition may affect our ability to attract and retain tenants and may reduce the rents we are able to charge. These competing properties may have vacancy rates higher than our properties, which may result in their owners being willing to make space available at lower prices than the space in our properties.

Because of the ownership structure of our three hotel properties, we face potential adverse effects from changes to the applicable tax laws.

We own three hotel properties. However, under the Internal Revenue Code, REITs like Boston Properties, Inc. are not allowed to operate hotels directly or indirectly. Accordingly, we lease our hotel properties to our taxable REIT subsidiary, or TRS. As lessor, we are entitled to a percentage of the gross receipts from the operation of the hotel properties. Marriott International, Inc. manages the hotels under the Marriott® name pursuant to a management contract with the TRS as lessee. While the TRS structure allows the economic benefits of ownership to flow to us, the TRS is subject to tax on its income from the operations of the hotels at the federal and state level. In addition, the TRS is subject to detailed tax regulations which affect how it can be capitalized and operated. If the tax laws applicable to taxable REIT subsidiaries are modified, we may be forced to modify the structure for owning our hotel properties, and such changes may adversely affect the cash flows from our hotels. In addition, the Internal Revenue Service, the United States Treasury Department and Congress frequently review federal income tax legislation and we cannot predict whether, when or to what extent new federal tax laws, regulations, interpretations or rulings will be adopted. Any of such legislative action may prospectively or retroactively modify the tax treatment of the TRS and, therefore, may adversely affect our after-tax returns from our hotel properties.

Because we own three hotel properties, we face the risks associated with the hospitality industry.

Because the lease payments we receive under the leases for the three hotels we own are based on a participation in the gross receipts of the hotels, if the hotels do not generate sufficient receipts, our cash flow would be decreased, which could reduce the amount of cash available for making interest payments to holders of the debt securities. The following factors, among others, are common to the hotel industry, and may reduce the receipts generated by our hotel properties:

•	our hotel properties compete for guests with other hotels, a number of which have greater marketing and financial resources than our hotel-operating business partners;

•	if there is an increase in operating costs resulting from inflation and other factors, our hotel-operating business partners may not be able to offset such increase by increasing room rates;

•	our hotel properties are subject to the fluctuating and seasonal demands of business travelers and tourism; and

•	our hotel properties are subject to general and local economic and social conditions that may affect demand for travel in general, including war and terrorism.

In addition, because all three of our hotel properties are located within a two-mile radius in downtown Boston and Cambridge, they are all subject to the Boston market’s fluctuations in demand, increases in operating costs and increased competition from additions in supply.

Compliance or failure to comply with the Americans with Disabilities Act and other similar laws could result in substantial costs.

The Americans with Disabilities Act generally requires that public buildings, including office buildings and hotels, be made accessible to disabled persons. Noncompliance could result in the imposition of fines by the federal government or the award of damages to private litigants. If, pursuant to the Americans with Disabilities Act, we are required to make substantial alterations and capital expenditures in one or more of our properties, including the removal of access barriers, it could adversely affect our financial condition and results of operations, as well as the amount of cash available for interest payments to holders of the debt securities.

Our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these requirements, we could incur fines or private damage awards. We believe that our properties are currently in material compliance with all of these regulatory requirements. However, we do not know whether existing requirements will change or whether compliance with future requirements will require significant unanticipated expenditures that will affect our cash flow and results of operations.

Some potential losses are not covered by insurance.

We carry insurance coverage on our properties of types and in amounts that we believe are in line with coverage customarily obtained by owners of similar properties. In response to the uncertainty in the insurance market following the terrorist attacks of September 11, 2001, the federal Terrorism Risk Insurance Act was enacted in November 2002 to require regulated insurers to make available coverage for certified acts of terrorism (as defined by the statute) under property insurance policies. On March 1, 2003 we renewed our “all risk” property insurance program which includes coverage for acts of terrorism (as defined by the statute) on an occurrence basis up to our policy limits, which we consider commercially reasonable. We continue to monitor the state of the insurance market in general, and the scope and cost of coverage for acts of terrorism in particular, but we can not anticipate what coverage will be available on commercially reasonable terms in future policy years.

We carry earthquake insurance on our properties located in areas known to be subject to earthquakes in an amount and subject to deductibles and self-insurance that we believe are commercially reasonable. However, the amount of our earthquake insurance coverage may not be sufficient to cover losses from earthquakes. As a result of increased costs of coverage and decreased availability, the amount of third party earthquake insurance we have been able to purchase in the marketplace upon commercially reasonable terms has been reduced. In addition, we may discontinue earthquake insurance on some or all of our properties in the future if the premiums exceed our estimation of the value of the coverage.

In January 2002, we formed a wholly-owned insurance subsidiary, IXP, Inc., to act as a captive insurance company and be one of the elements of our overall insurance program. IXP acts as a primary carrier with respect to a portion of our earthquake insurance coverage for our Greater San Francisco properties. Insofar as we own IXP, we are responsible for its liquidity and capital resources, and the accounts of IXP are part of our consolidated financial statements. If we experience a loss and IXP is required to pay under its insurance policy, we would ultimately record the full amount of the loss. Therefore, insurance coverage provided by IXP should not be considered as the equivalent of third party insurance, but rather as a modified form of self-insurance. In the future, IXP may provide additional or different coverage, as a reinsurer or a primary insurer, depending on the availability and cost of third party insurance in the marketplace and the level of self insurance that we believe is commercially reasonable.

There are other types of losses, such as from wars, acts of bio-terrorism or the presence of mold at our properties, for which we cannot obtain insurance at all or at a reasonable cost. With respect to these losses and losses from non-certified acts of terrorism, earthquakes or other catastrophic events, if we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged properties, as well as the anticipated future revenues from those properties. Depending on the specific circumstances of each affected property, it is possible that we could be liable for mortgage indebtedness or other obligations related to the property. Any such loss could materially and adversely affect our business and financial condition and results of operations.

Potential liability for environmental contamination could result in substantial costs.

Under federal, state and local environmental laws, ordinances and regulations, we may be required to investigate and clean up the effects of releases of hazardous or toxic substances or petroleum products at our properties simply because of our current or past ownership or operation of the real estate. If unidentified environmental problems arise, we may have to make substantial payments which could adversely affect our cash flow and our ability to make interest payments to holders of the debt securities because:

•	as owner or operator we may have to pay for property damage and for investigation and clean-up costs incurred in connection with the contamination;

•	the law typically imposes clean-up responsibility and liability regardless of whether the owner or operator knew of or caused the contamination;

•	even if more than one person may be responsible for the contamination, each person who shares legal liability under the environmental laws may be held responsible for all of the clean-up costs; and

•	governmental entities and third parties may sue the owner or operator of a contaminated site for damages and costs.

These costs could be substantial and in extreme cases could exceed the value of the contaminated property. The presence of hazardous or toxic substances or petroleum products or the failure to properly remediate contamination may materially and adversely affect our ability to borrow against, sell or rent an affected property. In addition, applicable environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with a contamination. Changes in laws increasing the potential liability for environmental conditions existing at our properties, or increasing the restrictions on the handling, storage or discharge of hazardous or toxic substances or petroleum products or other actions may result in significant unanticipated expenditures.

Environmental laws also govern the presence, maintenance and removal of asbestos. Such laws require that owners or operators of buildings containing asbestos:

•	properly manage and maintain the asbestos;

•	notify and train those who may come into contact with asbestos; and

•	undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building.

Such laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers. Some of our properties are located in urban, industrial and previously developed areas where fill or current or historic industrial uses of the areas have caused site contamination.

It is our policy to retain independent environmental consultants to conduct Phase I environmental site assessments and asbestos surveys with respect to our acquisition of properties. These assessments generally include a visual inspection of the properties and the surrounding areas, an examination of current and historical uses of the properties and the surrounding areas and a review of relevant state, federal and historical documents, but do not involve invasive techniques such as soil and ground water sampling. Where appropriate, on a property-by-property basis, our practice is to have these consultants conduct additional testing, including sampling for asbestos, for lead in drinking water, for soil contamination where underground storage tanks are or were located or where other past site usages create a potential environmental problem, and for contamination in groundwater. Even though these environmental assessments are conducted, there is still the risk that:

•	the environmental assessments and updates did not identify all potential environmental liabilities;
•	a prior owner created a material environmental condition that is not known to us or the independent consultants preparing the assessments;

•	new environmental liabilities have developed since the environmental assessments were conducted; and

•	future uses or conditions such as changes in applicable environmental laws and regulations could result in environmental liability for us.

Inquiries about indoor air quality may necessitate special investigation and, depending on the results, remediation beyond our regular indoor air quality testing and maintenance programs. Indoor air quality issues can stem from inadequate ventilation, chemical contaminants from indoor or outdoor sources, and biological contaminants such as molds, pollen, viruses and bacteria. Indoor exposure to chemical or biological contaminants above certain levels can be alleged to be connected to allergic reactions or other health effects and symptoms in susceptible individuals. If these conditions were to occur at one of our properties, we may need to undertake a targeted remediation program, including without limitation, steps to increase indoor ventilation rates and eliminate sources of contaminants. Such remediation programs could be costly, necessitate the temporary relocation of some or all of the property’s tenants or require rehabilitation of the affected property.

We face risks associated with the use of debt to fund acquisitions and developments, including refinancing risk.

We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. We anticipate that only a small portion of the principal of our debt will be repaid prior to maturity. Therefore, we are likely to need to refinance at least a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of our existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital, our cash flow will not be sufficient to repay all maturing debt, including the debt securities, in years when significant “balloon” payments come due or debt securities mature.

We have agreements with a number of limited partners of BPLP who contributed properties in exchange for partnership interests that require BPLP to maintain secured debt on certain of our assets and/or allocate partnership debt to such limited partners to enable them to continue to defer recognition of their taxable gain with respect to the contributed property. These tax protection and debt allocation agreements may restrict our ability to repay or refinance debt.

An increase in interest rates would increase our interest costs on variable rate debt and could adversely impact our ability to refinance existing debt.

As of June 30, 2003, we had approximately $308.3 million of, and may incur more, indebtedness that bears interest at variable rates. Accordingly, if interest rates increase, so will our interest costs, which may adversely affect our cash flow and our ability to pay principal and interest on our debt. Further, rising interest rates could limit our ability to refinance existing debt when it matures. We may from time to time enter into agreements such as interest rate swaps, caps, floors and other interest rate hedging contracts with respect to a portion of our variable rate debt. While these agreements may lessen the impact of rising interest rates on us, they also expose us to the risk that other parties to the agreements will not perform or that the agreements will not perform or that the agreements will be unenforceable.

Our subsidiaries’ creditors are entitled to payment of amounts owed to them before our subsidiaries may pay any dividends or distributions to us.

We hold a substantial portion of our properties through subsidiaries. We, therefore, depend on cash distributions to us by our subsidiaries for a large portion of our revenue. The creditors of each subsidiary are entitled to payment of the subsidiary’s obligations to them, when due and payable, before the subsidiary may make distributions to us. Thus, our ability to pay interest on and principal of the debt securities depends in part on our subsidiaries’ ability to satisfy their obligations to their creditors and to subsequently make distributions to us. In addition, we may participate in any distribution of the assets of any of our subsidiaries upon the liquidation, reorganization or insolvency of the subsidiary, and consequently, holders of the debt securities may participate in those assets, only after claims of the creditors, including secured creditors and trade creditors, if any, of that subsidiary are satisfied.

Covenants in our debt agreements could adversely affect our financial condition.

The mortgages on our properties contain customary covenants such as those that limit our ability, without the prior consent of the lender, to further mortgage the applicable property or to discontinue insurance coverage. Our credit facilities and unsecured debt securities contain customary restrictions, requirements and other limitations on our ability to incur indebtedness, including total debt to asset ratios, secured debt to total asset ratios, debt service coverage ratios and minimum ratios of unencumbered assets to unsecured debt which we must maintain. Our continued ability to borrow under our credit facilities is subject to compliance with our financial and other covenants. In addition, our failure to comply with such covenants could cause a default under the applicable debt agreement, and we may then be required to repay such debt with capital from other sources. Under those circumstances, other sources of capital may not be available to us, or be available only on unattractive terms. Additionally, in the future our ability to satisfy current or prospective lenders’ insurance requirements may be adversely affected if lenders generally insist upon greater insurance coverage against acts of terrorism than is available to us in the marketplace or on commercially reasonable terms.

We rely on debt financing, including borrowings under our credit facilities, issuances of unsecured debt securities and debt secured by individual properties, to finance our acquisition and development activities and for working capital. If we are unable to obtain debt financing from these or other sources, or to refinance existing indebtedness upon maturity, our financial condition and results of operations would likely be adversely affected. If we breach covenants in our debt agreements, the lenders can declare a default and, if the debt is secured, can take possession of the property securing the defaulted loan. In addition, our unsecured debt agreements contain specific cross-default provisions with respect to specified other indebtedness, giving the unsecured lenders the right to declare a default if we are in default under other loans in some circumstances. Defaults under our debt agreements could materially and adversely affect our financial condition and results of operations.

Our degree of leverage could limit our ability to obtain additional financing or affect the market price of the debt securities.

On June 30, 2003, we had approximately $4.8 billion in total indebtedness outstanding on a consolidated basis (excluding unconsolidated joint venture debt). Debt to market capitalization ratio, which measures total debt as a percentage of the aggregate of total debt plus the market value of outstanding equity securities, is often used by analysts to gauge leverage for equity REITs such as Boston Properties, Inc. Our market value is calculated using the closing stock price per share of common stock of Boston Properties, Inc. Using the closing stock price of $43.80 per share of common stock of Boston Properties, Inc. on June 30, 2003, multiplied by the sum of (i) the actual aggregate number of outstanding common partnership units of BPLP (including common partnership units held by Boston Properties, Inc.) and (ii) the number of common partnership units issuable upon conversion of preferred partnership units of BPLP, our debt to market capitalization ratio was approximately 46.5% as of June 30, 2003.

Our degree of leverage could affect our ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. Our degree of leverage could also make us more vulnerable to a downturn in business or the economy generally. There is a risk that changes in our debt to market capitalization ratio, which is in part a function of the stock price of Boston Properties, Inc., or our ratio of indebtedness to other measures of asset value used by financial analysts may have an adverse effect on the market price of the debt securities.

Failure of Boston Properties, Inc. to qualify as a REIT would have a material adverse effect on BPLP.

BPLP, in general, and the holders of our limited partnership interests and the debt securities, in particular, must rely on Boston Properties, Inc., as our general partner, to manage the affairs and business of BPLP. Boston Properties, Inc. is subject to certain risks that may affect its financial and other conditions, including particularly adverse consequences if it fails to qualify as a REIT for federal income tax purposes. While Boston Properties, Inc. intends to operate in a manner that will allow it to continue to qualify as a REIT, we cannot assure you that it will remain qualified as such in the future. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code as to which there are only limited judicial and administrative interpretations, and involves the determination of facts and circumstances not entirely within our control. In addition, future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification. If Boston Properties, Inc. fails to qualify as a REIT, it will face serious tax consequences which will directly and adversely impact BPLP and may substantially reduce the funds available for payment of interest to holders of the debt securities, and it may be barred from qualifying as a REIT for four years following such failure.

In order to maintain the REIT status of our general partner, Boston Properties, Inc., we may be forced to borrow funds on a short-term basis during unfavorable market conditions.

In order to maintain the REIT status of our general partner, Boston Properties, Inc., we may need to borrow funds on a short-term basis to meet the REIT distribution requirements, even if the then prevailing market conditions are not favorable for these borrowings. To qualify as a REIT, Boston Properties, Inc. generally must distribute to its stockholders at least 90% of its net taxable income each year, excluding capital gains. In addition, Boston Properties, Inc. will be subject to a 4% nondeductible excise tax on the amount, if any, by which dividends paid by it in any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. Boston Properties, Inc. may need short-term debt to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments.

Our success depends on key personnel whose continued service is not guaranteed.

We depend on the efforts of key personnel, particularly Mortimer B. Zuckerman, Chairman of the board of directors of Boston Properties, Inc., and Edward H. Linde, the President and Chief Executive Officer of Boston Properties, Inc. Among the reasons that Messrs. Zuckerman and Linde are important to our success is that each has a national reputation which attracts business and investment opportunities and assists us in negotiations with lenders. If we lost their services, our relationships with lenders, potential tenants and industry personnel may diminish. In addition, Mr. Zuckerman has substantial outside business interests which could interfere with his ability to devote his full time to our business and affairs.

The two Executive Vice Presidents, Chief Financial Officer and other executive officers of Boston Properties, Inc. who serve as managers of our regional offices have strong reputations. Their reputations aid us in identifying opportunities, having opportunities brought to us, and negotiating with tenants and build-to-suit prospects. While we believe that we could find replacements for these key personnel, the loss of their services could materially and adversely affect our operations because of diminished relationships with lenders, prospective tenants and industry personnel.

Conflicts of interest exist with holders of our limited partnership interests.

Sales of properties and repayment of related indebtedness will have different effects on some of our securityholders.

Some holders of our limited partnership interests, including Messrs. Zuckerman and Linde, would incur adverse tax consequences upon the sale of some of our properties and on the repayment of related debt which differ from the tax consequences to us. Consequently, those holders of our limited partnership interests may have different objectives regarding the appropriate pricing and timing of any such sale or repayment of debt. While Boston Properties, Inc. has exclusive authority under our limited partnership agreement to determine when to refinance or repay debt or whether, when, and on what terms to sell a property, subject, in the case of certain properties to the contractual commitments described below, any such decision would require the approval of Boston Properties, Inc.’s board of directors. As directors and executive officers of Boston Properties, Inc., Messrs. Zuckerman and Linde have substantial influence with respect to any such decision. Their influence could be exercised in a manner inconsistent with the interests of some of our other securityholders, including in a manner which could prevent completion of a sale of a property or the repayment of indebtedness.

Agreement not to sell some properties.

Under the terms of our limited partnership agreement, we have agreed not to sell or otherwise transfer some of our properties, prior to specified dates, in any transaction that would trigger taxable income, without first obtaining the consent of Messrs. Zuckerman and Linde. However, we are not required to obtain their consent if, during the applicable period, each of them does not hold at least 30% of his original interest in BPLP, or if those properties are transferred in a nontaxable event. In addition, we have entered into similar agreements with respect to other properties that we have acquired in exchange for our limited partnership interests. Under those agreements, we are responsible for the reimbursement of tax costs to the prior owners if the subject properties are sold in a taxable sale. Our obligations to the prior owners are generally limited in time and only apply to actual damages suffered. As of June 30, 2003, there were a total of 30 properties subject to these restrictions, which account for approximately 47.6% of our total revenue for the six months ended June 30, 2003.

We have also entered into agreements providing prior owners with the right to guarantee specific amounts of indebtedness and, in the event that the specific indebtedness they guarantee is repaid or reduced, additional and/or substitute indebtedness. These agreements may hinder actions that we may otherwise desire to take to repay or refinance guaranteed indebtedness because we would be required to make payments to the beneficiaries of such agreements if we violate these agreements.

Messrs. Zuckerman and Linde will continue to engage in other activities.

Messrs. Zuckerman and Linde have a broad and varied range of investment interests. Either one could acquire an interest in a company which is not currently involved in real estate investment activities but which may acquire real property in the future. However, pursuant to each of their employment agreements, Messrs. Zuckerman and Linde will not, in general, have management control over such companies, and therefore, they may not be able to prevent one or more such companies from engaging in activities that are in competition with our activities.

We did not obtain new owner’s title insurance policies in connection with properties acquired during the initial public offering of Boston Properties, Inc.

We acquired many of our properties from our predecessors at the completion of the initial public offering of Boston Properties, Inc., our sole general partner, in June 1997. Before we acquired these properties each of them was insured by a title insurance policy. We did not, however, obtain new owner’s title insurance policies in connection with the acquisition of these properties. Nevertheless, because in many instances we acquired these properties indirectly by acquiring ownership of the entity which owned the property and those owners remain in existence as our subsidiaries, some of these title insurance policies may continue to benefit us. Many of these title insurance policies may be for amounts less than the current values of the applicable properties. If there was a title defect related to any of these properties, or to any of the properties acquired at the time of the initial public offering of Boston Properties, Inc., that is no longer covered by a title insurance policy, we could lose both our capital invested in and our anticipated profits from such property. We have obtained title insurance policies for all properties that we have acquired after the initial public offering of Boston Properties, Inc.

We face possible adverse changes in tax laws.

From time to time changes in state and local tax laws or regulations are enacted, which may result in increase in our tax liability. The shortfalls in tax revenues for states and municipalities in recent years have led and may continue to lead to an increase in the frequency and scope of such changes and to increases in the number of tax audits initiated by such jurisdictions. We also face the risk that tax authorities may challenge certain aspects of our acquisition, operation or disposition of properties. If such challenges are successful, we may be required to pay additional taxes on our assets or income and may be assessed interest and penalties on such additional taxes. These increased tax costs could adversely affect our financial condition and results of operations and our ability to make interest payments to holders of the debt securities.

Purchasers of our debt securities may not be able to sell the debt securities because there may not be an active trading market for the debt securities.

Each series of the debt securities is a new issue of securities with no established trading market. We do not intend to list the debt securities on any securities exchange. An active trading market for the debt securities may not develop or last, in which case the trading price of the debt securities could be adversely affected. If an active trading market does develop, the debt securities may trade at prices higher or lower than their initial offering price. The trading price of the debt securities will depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic conditions; and

•	our financial condition, performance and prospects.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $1.0 billion. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell our debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

BPLP and Boston Properties, Inc. are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Exchange Act, file annual, quarterly and special reports, proxy statements (in the case of Boston Properties, Inc.) and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s Web site at http://www.sec.gov. In addition, our SEC filings are available at the offices of the New York Stock Exchange, or NYSE, which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because the common stock of Boston Properties, Inc., our general partner, is listed on the NYSE under the symbol “BXP.”

Boston Properties, Inc. has a Web site located at http://www.bostonproperties.com. The information on Boston Properties, Inc.’s Web site is not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We incorporate by reference the following documents:

•	our Registration Statement on Form 10 filed on March 6, 2003 (our “Form 10”), including all amendments (File No. 0-50209); provided, that the audited financial statements contained in our Form 10 have been superceded by the financial statements included in our Current Report on Form 8-K, dated June 13, 2003, which is incorporated below;

•	our Quarterly Reports on Form 10-Q filed on June 2, 2003 for the quarter ended March 31, 2003 and filed on August 14, 2003 for the quarter ended June 30, 2003 (File No. 0-50209);

•	Boston Properties, Inc. and BPLP’s joint Current Report on Form 8-K filed on May 14, 2003 (File No. 1-13087);

•	our Current Report on Form 8-K dated June 13, 2003 (File No. 0-50209); and

•	all documents filed by BPLP and Boston Properties, Inc. with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of this offering.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference in this prospectus. You may request a copy of the filings listed above, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, by writing or telephoning us at the following:

Boston Properties, Inc.

111 Huntington Avenue

Boston, Massachusetts 02199-7610

Attention: Investor Relations

(617) 236-3300

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or the date of those documents.

FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, and any prospectus supplement may contain forward-looking statements within the meaning of the federal securities laws principally, but not only, under the captions “Business and Growth Strategies,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We caution investors that any forward-looking statements in this prospectus, or which management may make orally or in writing from time to time, are based on management’s beliefs and assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “result” and similar expressions which do not relate solely to historical matters are intended to identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you that, while forward-looking statements reflect our good faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. We expressly disclaim any responsibility to update forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on results and trends at the time they are made, to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

•	general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate);

•	risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively our growth and expansion into new markets or to integrate acquisitions successfully;

•	risks and uncertainties affecting property development and construction (including, without limitation, construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities);

•	risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; costs of compliance with the Americans with Disabilities Act and other similar laws;

•	potential liability for uninsured losses and environmental contamination;

•	risks associated with the potential failure of Boston Properties, Inc. to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and

•	risks associated with our dependence on key personnel whose continued service is not guaranteed.

The risks included here are not exhaustive and you should be aware that there may be other factors which could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Investors should also refer to our quarterly reports on Form 10-Q for future periods and current reports on Form 8-K as we file them with the SEC, and to other material we may furnish to the public from time to time through Forms 8-K or otherwise. We do not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes and you should not rely upon these forward-looking statements after the date of this prospectus.

ABOUT BOSTON PROPERTIES LIMITED PARTNERSHIP

Boston Properties Limited Partnership, a Delaware limited partnership, which we call “BPLP,” is the entity through which Boston Properties, Inc., a fully integrated, self-administered and self-managed real estate investment trust, or “REIT,” conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets. Boston Properties is one of the largest owners and developers of office properties in the United States.

Our properties are concentrated in four core markets: Boston, Washington, D.C., midtown Manhattan and San Francisco. We have full-service offices in Boston, New York City, Washington, D.C., San Francisco and Princeton, New Jersey, and achieve efficiencies of scale by operating a centralized financial control and data center at our Boston headquarters that is responsible for operating budgets, billing and payments for all of our existing and development properties.

We focus on major markets with high barriers to entry, where we can attract high quality, financially stable tenants who favor state-of-the-art office buildings with long-term leases, and which produce the highest rental rates. Our average lease term of 7.1 years at June 30, 2003, which results in low roll-over of leases (leases for only 2.49% of the total square feet from our Class A office properties will expire during the six-month period ending December 31, 2003) and predictable cash flows, coupled with our diversified tenant roster, provides us with a relatively stable revenue base through economic cycles. We pursue a strategy of long-term ownership of the highest quality Class A office properties, with the objective of becoming a dominant landlord in our core markets. Our financing strategy centers on strong relationships with multiple sources of capital in each segment of the capital markets, which leads to superior access to equity and debt capital with a long average tenor of debt.

Boston Properties, Inc. is our sole general partner and at June 30, 2003 the owner of an approximately 76.6% economic interest in BPLP. Economic interest was calculated as the number of common partnership units of BPLP owned by Boston Properties, Inc. as a percentage of the sum of (i) the actual aggregate number of outstanding common partnership units of BPLP and (ii) the number of common partnership units issuable upon conversion of outstanding preferred partnership units of BPLP. This structure is commonly referred to as an umbrella partnership REIT or “UPREIT.” Boston Properties, Inc.’s general and limited partnership interests in BPLP entitles it to share in cash distributions from, and in the profits and losses of, BPLP in proportion to its percentage interest therein and entitles it to vote on all matters requiring a vote of the limited partners. The other limited partners are persons who contributed their direct or indirect interests in certain properties to us in exchange for common or preferred units of limited partnership interest in BPLP either in connection with Boston Properties, Inc.’s initial public offering in 1997 or in subsequent transactions.

BPLP and Boston Properties, Inc. were formed to succeed to the real estate development. redevelopment, acquisition, operating and leasing businesses associated with a predecessor company founded by Messrs. Mortimer B. Zuckerman and Edward H. Linde in 1970. We believe that we have created significant value for our tenants and investors by developing well-located properties that meet the demands of today’s office tenants, redeveloping underperforming assets, and continuously improving the marketing and management of our assets.

Our principal executive office is located at 111 Huntington Avenue, Boston, Massachusetts 02199, and our telephone number at that address is (617) 236-3300. In addition, we have regional offices at 401 9th Street, NW, Washington, D.C. 20004; 599 Lexington Avenue, New York, New York 10022; Four Embarcadero Center, San Francisco, California 94111; and 302 Carnegie Center, Princeton, New Jersey 08540.

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Six Months Ended June 30, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999	Year Ended December 31, 1998
Ratio of earnings to fixed charges	2.19	2.48	1.54	1.52	1.54	1.93

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. Earnings consist of income before minority interests in property partnerships, income from unconsolidated joint ventures, income from discontinued operations, gain on sale of real estate from discontinued operations, cumulative effect of a change in accounting principle and preferred distributions, plus amortization of interest capitalized, distributions from unconsolidated joint ventures, and fixed charges, minus interest capitalized and preferred distributions. Fixed charges consist of interest expensed, which includes credit enhancement fees and amortization of loan cost fees, interest capitalized, and preferred distributions.

HOW WE INTEND TO USE THE PROCEEDS

Unless we provide otherwise in a supplement to this prospectus, we intend to use the net proceeds from the sale of our debt securities for one or more of the following:

•	the acquisition, development and improvement of properties;

•	the repayment and refinancing of debt;

•	capital expenditures;

•	working capital; and

•	other general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

We may issue senior or subordinated debt securities. Each series of debt securities may have different terms. The senior debt securities, at one or more times in one or more series, will constitute part of our senior debt and will rank on a parity with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness. The senior debt securities will be issued under an indenture, dated as of December 13, 2002, between us and The Bank of New York Trust Company, N.A., as trustee, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the “senior indenture.” The subordinated debt securities will be issued under a separate indenture, dated as of a date prior to such issuance, between us and a trustee, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the “subordinated indenture” and to a trustee under any senior or subordinated indenture as the “trustee.” The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939. We included copies of the indentures as exhibits to our registration statement and they are incorporated into this prospectus by reference. Except as otherwise indicated, the terms of the indentures are identical.

The aggregate initial offering price of the debt securities that we may issue will not exceed $1.0 billion. If we issue debt securities at a discount from their principal amount, then, for purposes of calculating the aggregate initial offering price of the offered securities issued under this prospectus, we will include only the initial offering price of the debt securities and not the principal amount of the debt securities.

We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. Because the summary in this prospectus and in any prospectus supplement does not contain all of the information that you may find useful, you should read the documents relating to the securities that are described in this prospectus or in any applicable prospectus supplement. Please read “Where You Can Find More Information” beginning on page 13 to find out how you can obtain a copy of those documents.

The applicable prospectus supplement will also contain the terms of a given offering, the initial offering price and our net proceeds. Where applicable, a prospectus supplement will also describe any material U.S. federal income tax considerations relating to the debt securities offered and indicate whether the securities offered are or will be listed on any securities exchange.

As used under this caption, the term “debt securities” includes the debt securities being offered by this prospectus and all other debt securities issued by us under the indentures.

General

The indentures:

•	do not limit the amount of debt securities that we may issue;

•	allow us to issue debt securities in one or more series;

•	do not require us to issue all of the debt securities of a series at the same time;

•	allow us to reopen a series to issue additional debt securities without the consent of the holders of the debt securities of such series; and

•	provide that the debt securities will be unsecured.

Unless we give you different information in the applicable prospectus supplement, the senior debt securities will be our unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under “Description of Debt Securities—Subordination” beginning on page 28 and in the applicable prospectus supplement.

Each indenture provides that we may, but need not, designate more than one trustee under an indenture. Any trustee under an indenture may resign or be removed and a successor trustee may be appointed to act with respect to the series of debt securities administered by the resigning or removed trustee. If two or more persons are acting as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by each trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

The prospectus supplement for each offering will provide the following terms, where applicable:

•	the title of the debt securities and whether they are senior or subordinated;

•	the aggregate principal amount of the debt securities being offered, the aggregate principal amount of the debt securities outstanding as of the most recent practicable date and any limit on their aggregate principal amount, including the aggregate principal amount of debt securities authorized;

•	the price at which the debt securities will be issued, expressed as a percentage of the principal;

•	the portion of the principal payable upon declaration of acceleration of the maturity, if other than the principal amount;

•	the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

•	the fixed or variable interest rate or rates of the debt securities, or the method by which the interest rate or rates is determined;

•	the date or dates, or the method for determining the date or dates, from which interest will accrue;

•	the dates on which interest will be payable;

•	the record dates for interest payment dates, or the method by which we will determine those dates;

•	the persons to whom interest will be payable;

•	the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	any make-whole amount, which is the amount in addition to principal and interest that is required to be paid to the holder of a debt security as a result of any optional redemption or accelerated payment of such debt security, or the method for determining the make-whole amount;

•	the place or places where the principal of, and any premium (or make-whole amount) and interest on, the debt securities will be payable;

•	where the debt securities may be surrendered for registration of transfer or exchange;

•	where notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;

•	the times, prices and other terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of holders of the debt securities, and the times and prices at which we must redeem, repay or purchase the debt securities as a result of such an obligation;

•	the currency or currencies in which the debt securities are denominated and payable if other than United States dollars, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto, and the manner of determining the equivalent of such foreign currency in United States dollars;

•	whether the principal of, and any premium (or make-whole amount) or interest on, the debt securities of the series are to be payable, at our election or at the election of a holder, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, and other related terms and conditions;

•	whether the amount of payments of principal of, and any premium (or make-whole amount) or interest on, the debt securities may be determined according to an index, formula or other method and how such amounts will be determined;

•	whether the debt securities will be in registered form, bearer form or both and (1) if in registered form, the person to whom any interest shall be payable, if other than the person in whose name the security is registered at the close of business on the regular record date for such interest, or (2) if in bearer form, the manner in which, or the person to whom, any interest on the security shall be payable if otherwise than upon presentation and surrender upon maturity;

•	the identity of the depository for securities in registered form, if such series are to be issuable as a global security;

•	any restrictions applicable to the offer, sale or delivery of securities in bearer form and the terms upon which securities in bearer form of the series may be exchanged for securities in registered form of the series and vice versa if permitted by applicable laws and regulations;

•	whether any debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may or shall be required to exchange their interests for other debt securities of the series, and the manner in which interest shall be paid;

•	the date as of which any debt securities in bearer form or in temporary global form shall be dated if other than the original issuance date of the first security of the series to be issued;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or in the applicable indenture;

•	whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making such a payment;

•	the circumstances, if any, under which beneficial owners of interests in the global security may obtain definitive debt securities and the manner in which payments on a permanent global debt security will be made if any debt securities are issuable in temporary or permanent global form;

•	any provisions granting special rights to holders of securities upon the occurrence of such events as specified in the applicable prospectus supplement;

•	the name of the applicable trustee and the nature of any material relationship with us or with any of our affiliates, and the percentage of debt securities of the class necessary to require the trustee to take action;

•	any deletions from, modifications of, or additions to our events of default or covenants, and any change in the right of any trustee or any of the holders to declare the principal amount of any of such debt securities due and payable; and

•	any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

We may issue debt securities at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. We will refer to any such debt securities throughout this prospectus as “original issue discount securities.” The applicable prospectus supplement will describe the material federal income tax consequences and other relevant considerations applicable to original issue discount securities.

We also may issue indexed debt securities. Payments of principal of, and premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units or by other similar methods or formulas specified in the prospectus supplement.

Except as described under “Description of Debt Securities—Merger, Consolidation or Sale of Assets” beginning on page 23 or as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that (1) would limit our ability to incur indebtedness or (2) would afford holders of debt securities protection in the event of (a) a highly leveraged or similar transaction involving us or any of our respective affiliates or (b) a change of control or reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities. In the future, we may enter into transactions, such as the sale of all or substantially all of our assets or a merger or consolidation, that may have an adverse effect on our ability to service our indebtedness, including the debt securities, by, among other things, substantially reducing or eliminating our assets.

Neither governing law, nor our governing instruments, define the term “substantially all” as it relates to the sale of assets. Consequently, to determine whether a sale of “substantially all” of our assets has occurred, a holder of debt securities must review the financial and other information that we have disclosed to the public.

We will provide you with more information in the applicable prospectus supplement regarding any deletions, modifications, or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Payment

Unless we give you different information in the applicable prospectus supplement, the principal of, and any premium (or make-whole amount) and interest on, any series of the debt securities will be payable at the corporate trust office of the applicable trustee. We will provide you with the address of the trustee in the applicable prospectus supplement. We may also pay interest by mailing a check to the address of the person entitled to it as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States.

All monies that we pay to a paying agent or a trustee for the payment of the principal of, and any premium (or make-whole amount) or interest on, any debt security will be repaid to us if unclaimed at the end of two years after the obligation underlying payment becomes due and payable. After funds have been returned to us, the holder of the debt security may look only to us for payment, without payment of interest for the period which we hold the funds.

Denomination, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples of $1,000.

Subject to the limitations imposed upon debt securities that are evidenced by a computerized entry in the records of a depository company rather than by physical delivery of a note, a holder of debt securities of any series may:

•	exchange them for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and kind upon surrender of such debt securities at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose; and

•	surrender them for registration of transfer or exchange at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose.

Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable trustee or transfer agent. Payment of a service charge will not be required for any registration of transfer or exchange of any debt securities, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If in addition to the applicable trustee, the applicable prospectus supplement refers to any transfer agent initially designated by us for any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents for any series of debt securities.

Neither we nor any trustee shall be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day that the notice of redemption of any debt securities selected for redemption is mailed and ending at the close of business on the day of such mailing;

•	register the transfer of or exchange any debt security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; and

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale of Assets

The indentures provide that we may, without the consent of the holders of any outstanding debt securities, (1) consolidate with, (2) sell, lease or convey all or substantially all of our assets to, or (3) merge with or into, any other entity provided that:

•	either we are the continuing entity, or the successor entity, if other than us, is an entity organized and existing under the laws of the United States and assumes our obligations (A) to pay the principal of, and any premium and interest on, all of the debt securities and (B) to duly perform and observe all of our covenants and conditions contained in each indenture;

•	immediately after giving effect to the transaction and treating any indebtedness that becomes our obligation or the obligation of any of our subsidiaries as having been incurred by us or by such subsidiary at the time of the transaction, no event of default under the indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, occurs and continues; and

•	an officers’ certificate and legal opinion covering such conditions are delivered to each trustee.

Covenants

Existence.    Except as permitted under “Description of Debt Securities—Merger, Consolidation or Sale of Assets” above, the indentures require us to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises. However, the indentures do not require us to preserve any right or franchise if the board of directors of Boston Properties, Inc. determines that any right or franchise is no longer desirable in the conduct of our business.

Maintenance of properties.    If we determine that is necessary in order to properly and advantageously carry on our business, the indentures require us to:

•	cause all of our material properties used or useful in the conduct of our business or the business of any of our subsidiaries to be maintained and kept in good condition, repair and working order, normal wear and tear, casualty and condemnation excepted, and supplied with all necessary equipment; and

•	cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof.

However, the indentures do not prohibit us or our subsidiaries from (1) permanently removing any property that has been condemned or suffered a casualty loss, if it is in our best interests, or (2) selling or otherwise disposing of our respective properties for value in the ordinary course of business.

Insurance.    The indentures require our insurable properties to be insured against loss or damage in an amount deemed reasonable by the board of directors of Boston Properties, Inc., our general partner, with insurers of recognized responsibility.

Payment of taxes and other claims.    The indentures require us to pay, discharge or cause to be paid or discharged, before they become delinquent:

•	all taxes, assessments and governmental charges levied or imposed on us, our subsidiaries or our subsidiaries’ income, profits or property; and

•	all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our or our subsidiaries’ property.

However, we will not be required to pay, discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of Financial Information.    The indentures require us to (1) within 15 days of each of the respective dates by which we are required to file annual reports, quarterly reports and other documents with the SEC, file copies of such reports and documents with the trustee and (2) within 30 days after the filing of such reports and documents with the Trustee, mail to all holders of debt securities, as their names and addresses appear in the applicable register for such debt securities summary of the annual reports, quarterly reports and other documents that we file with the SEC under Section 13 or Section 15(d) of the Exchange Act.

Additional covenants.    The applicable prospectus supplement will set forth any additional covenants of BPLP relating to any series of debt securities.

Events of Default, Notice and Waiver

Unless the applicable prospectus supplement states otherwise, when we refer to “events of default” as defined in the indentures with respect to any series of debt securities, we mean:

•	default in the payment of any installment of interest on any debt security of such series continuing for 30 days;

•	default in the payment of principal of, or any premium (or make-whole amount) on, any debt security of such series at its maturity;

•	default in making any sinking fund payment as required for any debt security of such series;

•	default in the performance or breach of any other covenant or warranty of BPLP contained in the indenture continuing for 60 days after written notice to BPLP as provided in the applicable indenture;

•	acceleration of, or failure to pay at maturity (including any applicable grace period), any recourse indebtedness by BPLP with at least $50,000,000 in principal amount outstanding, which acceleration or failure to pay is not rescinded or annulled or such indebtedness paid, in each case within 10 days after the date on which written notice thereof shall have first been given to BPLP as provided in the applicable indenture;

•	certain events of bankruptcy, insolvency or reorganization of BPLP or any subsidiary of BPLP that is an obligor or guarantor of any indebtedness that is also recourse indebtedness of BPLP with at least $50,000,000 in principal amount outstanding; and

•	any other event of default provided with respect to a particular series of debt securities.

If an event of default occurs and is continuing with respect to debt securities of any series outstanding, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the principal amount of all the debt securities of that series to be due and payable. If the debt securities of that series are original issue discount securities or indexed securities, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the portion of the principal amount as may be specified in the terms thereof to be due and payable. However, at any time after such a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of at least a majority in principal amount of outstanding debt securities of such series or of all debt securities then outstanding under the applicable indenture may rescind and annul such declaration and its consequences if:

•	we have deposited with the applicable trustee all required payments of the principal, any premium (or make-whole amount), and interest, plus applicable fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the non-payment of accelerated principal, or a specified portion thereof, and any premium (or make-whole amount), have been cured or waived.

The indentures also provide that the holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under the applicable indenture may on behalf of all holders waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal, any premium (or make-whole amount) or interest;

•	in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of the outstanding debt security that is affected by the default; or

•	in respect of a covenant or provision for the benefit or protection of the trustee, without its express written consent.

The indentures require each trustee to give notice to the holders of debt securities within 90 days of a default unless such default has been cured or waived. However, the trustee may withhold notice if specified responsible officers of such trustee consider such withholding to be in the interest of the holders of debt securities. The trustee may not withhold notice of a default in the payment of principal, any premium or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series.

The indentures provide that holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy under the indenture, unless the trustee fails to act for a period of 60 days after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of 25% or more in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to the trustee. However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium (or make-whole amount) and interest on, such debt securities at the respective due dates thereof.

The indentures provide that, subject to provisions in each indenture relating to its duties in the case of a default, a trustee has no obligation to exercise any of its rights or powers at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under an indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which:

•	is in conflict with any law or the applicable indenture;

•	may involve the trustee in personal liability; or

•	may be unduly prejudicial to the holders of debt securities of the series not joining the proceeding.

Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of our several specified officers stating whether or not that officer has knowledge of any default under the applicable indenture. If the officer has knowledge of any default, the notice must specify the nature and status of the default.

Modification of the Indentures

The indentures provide that modifications and amendments may be made only with the consent of the affected holders of at least a majority in principal amount of all outstanding debt securities issued under that indenture. However, no such modification or amendment may, without the consent of the holders of the debt securities affected by the modification or amendment:

•	change the stated maturity of the principal of, or any premium (or make-whole amount) on, or any installment of principal of or interest on, any such debt security;

•	reduce the principal amount of, the rate or amount of interest on or any premium (or make-whole amount) payable on redemption of any such debt security;

•	reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

•	change the place of payment or the coin or currency for payment of principal of, or any premium (or make-whole amount) or interest on, any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•	reduce the percentage in principal amount of any outstanding debt securities necessary to modify or amend the applicable indenture with respect to such debt securities, to waive compliance with particular provisions thereof or defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture; and

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of particular past defaults or covenants, except to increase the required percentage to effect such action or to provide that some of the other provisions may not be modified or waived without the consent of the holder of such debt security.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with material restrictive covenants of the applicable indenture.

BPLP and the respective trustee may make modifications and amendments of an indenture without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person to us as obligor under such indenture;

•	to add to the covenants of BPLP for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•

to add or change any provisions of an indenture (1) to facilitate the issuance of, or to change or eliminate restrictions on the payment of principal of, or premium (or make-whole amount) or interest on, debt securities in bearer form, or (2) to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to change or eliminate any provisions of an indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in an indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture; and

•	to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series.

Voting

The indentures provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indentures or whether a quorum is present at a meeting of holders of debt securities:

•	the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

•	the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such debt security, of the principal amount or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding bullet point;

•	the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided for such indexed security under such indenture; and

•	debt securities owned by us or any other obligor upon the debt securities or by any affiliate of ours or of such other obligor shall be disregarded.

The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series represented at such meeting.

Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, of the aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.

Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.

Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•	the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Subordination

Unless otherwise provided in the applicable prospectus supplement, subordinated securities will be subject to the following subordination provisions.

Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated securities will be subordinated to the extent provided in the applicable indenture in right of payment to the prior payment in full of all senior debt. However, our obligation to make payments of the principal of and interest on such subordinated securities otherwise will not be affected. No payment of principal or interest will be permitted to be made on subordinated securities at any time if a default on senior debt exists that permits the holders of such senior debt to accelerate its maturity and the default is the subject of judicial proceedings or we receive notice of the default. After all senior debt is paid in full and until the subordinated securities are paid in full, holders of subordinated securities will be subrogated to the rights of holders of senior debt to the extent that distributions otherwise payable to holders of subordinated securities have been applied to the payment of senior debt. The subordinated indenture will not restrict the amount of senior debt or other indebtedness of BPLP and its subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of subordinated securities may recover less, ratably, than our general creditors.

The term “senior debt” will be defined in the applicable indenture as the principal of and interest on, or substantially similar payments to be made by us in respect of, the following, whether outstanding at the date of execution of the applicable indenture or subsequently incurred, created or assumed:

•	indebtedness incurred by us for money borrowed or represented by purchase-money obligations;

•	indebtedness incurred by us evidenced by notes, debentures, bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement;

•	our obligations as lessee under leases of property either made as part of any sale and leaseback transaction to which we are a party or otherwise;

•	indebtedness of partnerships and joint ventures which is included in our consolidated financial statements;

•	indebtedness, obligations and liabilities of others in respect of which we are liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which we have agreed to purchase or otherwise acquire; and

•	any binding commitment we have to fund any real estate investment or to fund any investment in any entity making such real estate investment.

In each case, the following will not be senior debt:

•	any such indebtedness, obligation or liability referred to in the preceding clauses (1) that is outstanding and (2) the instrument creating or evidencing such indebtedness, obligation or liability provides that the same is not superior to or ranks on an equal basis with the subordinated securities with respect to right of payment;

•	any such indebtedness, obligation or liability that is subordinated to indebtedness incurred by us to substantially the same extent as or to a greater extent than the subordinated securities are subordinated; and

•	the subordinated securities.

No restrictions will be included in any indenture relating to subordinated securities upon the creation of additional senior debt.

If this prospectus is being delivered in connection with the offering of a series of subordinated securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise indicated in the applicable prospectus supplement, the indentures allow us to discharge our obligations to holders of any series of debt securities issued under any indenture when:

•	either (1) all securities of such series have already been delivered to the applicable trustee for cancellation; or (2) all securities of such series have not already been delivered to the applicable trustee for cancellation but (A) have become due and payable, (B) will become due and payable within one year, or (C) if redeemable at our option, are to be redeemed within one year, and we have irrevocably deposited with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable, an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and any premium or make-whole amount) and interest to the date of such deposit if such debt securities have become due and payable or, if they have not, to the stated maturity or redemption date;

•	we have paid or caused to be paid all other sums payable; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating the conditions to discharging the debt securities have been satisfied.

Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that, upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium (or make-whole amount) and interest on, such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor, we may elect either:

•	to defease and be discharged from any and all obligations with respect to such debt securities; or

•	to be released from our obligations with respect to such debt securities under the applicable indenture or, if provided in the applicable prospectus supplement, our obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities.

Notwithstanding the above, we may not elect to defease and be discharged from the obligation to pay any additional amounts upon the occurrence of particular events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, or to hold monies for payment in trust.

The indentures only permit us to establish the trust described in the paragraph above if, among other things, we have delivered to the applicable trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the indenture. In the event of such defeasance, the holders of such debt securities would be able to look only to such trust fund for payment of principal, any premium (or make-whole amount), and interest.

When we use the term “government obligations,” we mean securities that are:

•	direct obligations of the United States or the government that issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•	obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or other government that issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such other government, which are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of any such government obligation held by such custodian for the account of the holder of a depository receipt. However, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the government obligation or the specific payment of interest on or principal of the government obligation evidenced by such depository receipt.

Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (1) the holder of a debt security of such series is entitled to, and does, elect under the terms of the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or (2) a conversion event occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and premium (or make-whole amount) and interest on, such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate.

When we use the term “conversion event,” we mean the cessation of use of:

•	a currency, currency unit or composite currency both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

•	the European Currency Unit both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

•	any currency unit or composite currency other than the European Currency Unit for the purposes for which it was established.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and premium (or make-whole amount), if any, and interest on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in United States dollars.

In the event that (1) we effect covenant defeasance with respect to any debt securities and (2) such debt securities are declared due and payable because of the occurrence of any event of default, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and government obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, we would remain liable to make payments of such amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

The terms and conditions, if any, on which debt securities being offering are convertible into partnership interests or other securities will be set forth in an applicable prospectus supplement. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or BPLP, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the debt securities are redeemed.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company, or “DTC,” or its nominee, as depository. This means that we will not issue certificates to each holder of a beneficial interest in the debt securities. Each global security will be issued as fully registered securities in the name of DTC. DTC will keep a computerized record of its participants, such as your broker, whose clients have purchased debt securities. Each participant will then keep a record of its clients who purchased the debt securities.

We may issue global securities in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement relating to such series. We expect that unless the applicable prospectus supplement provides otherwise, the following provisions will apply to depository arrangements.

Once a global security is issued, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of participants that have accounts with such depository. Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities or by us if we offer such debt securities directly. Ownership of beneficial interests in such global security will be limited to participants with the depository or persons that may hold interests through those participants.

We expect that, under procedures established by DTC, ownership of beneficial interests in any global security for which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants with the depository) and records of participants (with respect to beneficial interests of persons who hold through participants with the depository). Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities.

So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee under the indenture. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant with the depository, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if DTC requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and any premium (or make-whole amount) and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments.

Consequently, neither we nor the trustee have or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities including principal, any premium (or make-whole amount) or interest. We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. Neither we, the trustee, any paying agent nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and we do not appoint a successor depository within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples of $1,000.

The debt securities of a series may also be issued in whole or in part in the form of one or more bearer global securities that will be deposited with a depository, or with a nominee for such depository, identified in the applicable prospectus supplement. Any such bearer global securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depository arrangement, with respect to any portion of a series of debt securities to be represented by one or more bearer global securities will be described in the applicable prospectus supplement.

No Recourse

No recourse under or upon any obligation, covenant or agreement contained in any indenture or the debt securities, or because of any indebtedness evidenced thereby, shall be had (1) against Boston Properties, Inc. or any other past, present or future partner in BPLP, (2) against any other person or entity which owns an interest, directly or indirectly, in any partner of BPLP, or (3) against any past, present or future shareholder, employee, officer or director, as such, of BPLP or Boston Properties, Inc. or any successor under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder of debt securities waives and releases all such liability by accepting the debt securities. The waiver and release are part of the consideration for the issue of the debt securities.

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax consequences relating to an investment in our debt securities.

The federal income tax consequences of the ownership and disposition of our debt securities depend to a high degree on the specific rights and terms of the debt securities issued. If we offer one or more additional series of debt securities, information about any income tax consequences to holders of those particular debt securities will be included in the documents pursuant to which they are offered to the extent required by applicable law.

Because this is a summary that is intended to address only material federal income tax consequences relating to the ownership and disposition of our debt securities that will apply to all holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Internal Revenue Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with holders of debt securities that hold debt securities as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our debt securities on your individual tax situation, including any state, local or non-U.S. tax consequences.

The information in this section is based on the current Internal Revenue Code, current, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, or “IRS,” including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except in the case of the taxpayer to whom a private letter ruling is addressed, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.

Taxation of holders of debt securities and potential tax consequences of their investment in the debt securities

Taxation of Holders Who Are U.S. Persons

The discussion in this section applies only to holders of our debt securities who are U.S. persons. A U.S. person is a person who is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state or under the laws of the District of Columbia, unless, in the case of a partnership, Treasury regulations provide otherwise;

•	an estate which is required to pay U.S. federal income tax regardless of the source of its income; or

•	a trust whose administration is under the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, some trusts in existence on August 20, 1996, and treated as U.S. persons prior to this date that elect to continue to be treated as U.S. persons, are also considered U.S. persons.

Stated interest and market discount

You must generally include the interest on our debt securities in ordinary income:

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

You should be aware that the holding and disposition of our debt securities may be affected by the market discount provisions of the Internal Revenue Code. These rules generally provide that if a holder of a debt instrument purchases it at a market discount and thereafter recognizes gain on a disposition of the debt instrument, including a gift or payment on maturity, the lesser of such gain or appreciation, in the case of a gift, and the portion of the market discount that accrued while the debt instrument was held by such holder will be treated as ordinary interest income at the time of the disposition. For this purpose, a purchase at a market discount includes a purchase after original issuance at a price below the debt instrument’s stated principal amount. The market discount rules also provide that a holder who acquires a debt instrument at a market discount and who does not elect to include such market discount in income on a current basis may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

A holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount thereon accrues, either on a straight-line basis or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a holder of our debt securities elects to include market discount in income in accordance with the preceding sentence, the foregoing rules with respect to the recognition of ordinary income on a sale or particular other dispositions of such debt securities and the deferral of interest deductions on indebtedness related to such debt securities would not apply.

Amortizable bond premium

Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess may constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method and deduct the amortized premium over the period from the holder’s acquisition date to the obligation’s maturity date. A holder who elects to amortize bond premium must reduce the tax basis in the related obligation by the amount of the aggregate deductions allowable for amortizable bond premium.

The amortizable bond premium deduction is treated as an offset to interest income on the related note for federal income tax purposes. You are urged to consult your tax advisor as to the consequences of the treatment of such premium as an offset to interest income for federal income tax purposes.

Disposition

In general, you will recognize gain or loss upon the sale, exchange, redemption, payment upon maturity or other taxable disposition of our debt securities. The gain or loss is measured by the difference between (a) the amount of cash and the fair market value of property received and (b) your tax basis in our debt security as increased by any market discount previously included in income and decreased by any amortizable bond premium deducted over the term of such debt security. However, the amount of cash and the fair market value received excludes cash or other property attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income. Subject to the market discount and amortizable bond premium rules above, any such gain or loss will generally be long-term capital gain or loss, provided our debt securities are a capital asset in your hands and you have held our debt securities for more than one year.

Backup withholding

You may be subject to a 28% backup withholding tax when you receive interest payments on our debt securities or proceeds upon the sale or other disposition of our debt securities. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. In addition, the 28% backup withholding tax will not apply to you if you provide your taxpayer identification number (“TIN”) in the prescribed manner unless:

•	the IRS notifies us or our agent that the TIN provided is incorrect;

•	you fail to report interest and dividend payments that you receive on your tax return and the IRS notifies us or our agent that withholding is required; or

•	you fail to certify under penalties of perjury that you are not subject to backup withholding.

If the 28% backup withholding tax does apply to you, you may use the amounts withheld as a refund or credit against your United States federal income tax liability as long as you provide certain information to the IRS. A holder of our debt securities who does not provide us with his current taxpayer identification number may be subject to penalties imposed by the Commissioner of the IRS. Any amount paid as backup withholding will be creditable against your income tax liability.

We will report to you and the IRS the amount of any interest or dividends paid and any amount withheld with respect to our debt securities during the calendar year.

Taxation of Holders Who Are Non-U.S. Persons

The discussion in this section applies to holders of our debt securities who are not U.S. persons, such as nonresident alien individuals and foreign corporations.

Payments of principal and interest on our debt securities beneficially owned by you will not be subject to United States federal withholding tax; provided, in the case of interest:

•	each of the following conditions is met:

(i) you do not actually or constructively own 10% or more of the capital or profits interest in BPLP;

(ii) you are not a controlled foreign corporation that is related, directly or indirectly, to BPLP or Boston Properties, Inc., and

(iii) either (x) you provide an IRS Form W-8BEN certifying to the person otherwise required to withhold United States federal income tax from such interest that you are not a U.S. person and provide your name and address, or (y) the certification procedures set forth in Treasury regulations Section 1.871-14(c)(2) are otherwise satisfied; or

•	you are entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and you or your agent provides an IRS Form W-8BEN claiming the exemption; or

•	you conduct a trade or business in the United States to which the interest is effectively connected and you or your agent provides an IRS Form W-8ECI;

provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false.

You will not be subject to United States federal withholding tax on any gain realized on the sale, exchange or other disposition of our debt securities unless the gain is effectively connected with a trade or business conducted by you in the United States or, in the case of an individual, you are present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met.

If you engage in a trade or business in the United States, and if interest on our debt securities (or gain realized on their sale, exchange or other disposition) is effectively connected with the conduct by you of such trade or business, you will generally be subject to regular United States income tax on such effectively connected income in the same manner as if you were a U.S. person. In addition, if you are a foreign corporation, you may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on your effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, our debt securities will be included in your effectively connected earnings and profits if such interest or gain, as the case may be, is effectively connected with the conduct by you of a trade or business in the United States.

You should be aware that if you do not properly provide the required IRS form, or if the IRS form (or, if permissible, a copy of such form) is not properly transmitted to and received by the U.S. person otherwise required to withhold United States federal income tax, interest on our debt securities may be subject to United States withholding tax at a 30% rate. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against your United States federal income tax.

Classification of Boston Properties, Inc. as a REIT

Our general partner, Boston Properties, Inc., has elected to be taxed as a REIT under the Internal Revenue Code. A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

We believe that Boston Properties, Inc. is organized and has operated in a manner to qualify as a REIT, but there can be no assurance that Boston Properties, Inc. has qualified or will remain qualified as a REIT. Goodwin Procter LLP, our tax counsel, has provided an opinion, dated August 8, 2003, that, based upon and subject to the assumptions and other matters stated in the opinion, commencing with the taxable year ending December 31, 1997, Boston Properties, Inc.’s form of organization and operations are such as to enable it to qualify as a “real estate investment trust” under the applicable provisions of the Internal Revenue Code. Qualification and taxation as a REIT depend upon Boston Properties, Inc.’s ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Internal Revenue Code. Goodwin Procter LLP has not and will not independently review these results on an independent basis. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in Boston Properties, Inc.’s circumstances, there can be no assurance that Boston Properties, Inc.’s actual operating results will satisfy the requirements for taxation as a REIT under the Internal Revenue Code for any particular taxable year.

So long as it qualifies for taxation as a REIT, Boston Properties, Inc. generally will not be subject to federal corporate income tax on its net income that is distributed currently to its stockholders. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a regular corporation. However, Boston Properties, Inc. will be subject to federal income tax as follows:

•	It will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid;

•	Under some circumstances, it may be subject to the “alternative minimum tax” on its items of tax preference;

•	If it has net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, Boston Properties, Inc. will be subject to tax at the highest corporate rate on this income;

•	Boston Properties, Inc.’s net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property;

•	If it fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, Boston Properties, Inc. will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of its gross income exceeds the amount of its income qualifying under the 75% test for the taxable year or (2) the amount by which 90% of its gross income exceeds the amount of its income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect its profitability;

•	Boston Properties, Inc. will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if it fails to distribute during each calendar year at least the sum of:

(1)	85% of its REIT ordinary income for the year;

(2)	95% of its REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years;

•	Boston Properties, Inc. will be subject to a 100% penalty tax on some payments it receives (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among Boston Properties, Inc., its tenants and its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties; and

•	If Boston Properties, Inc. should acquire any asset from a “C” corporation in a carry-over basis transaction and it subsequently recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which it acquired the asset, then, to the extent of any built-in gain, such gain will be subject to tax at the highest regular corporate rate. Built-in gain means the excess of (a) the fair market value of the asset as of the beginning of the applicable recognition period over (b) the adjusted basis in such asset as of the beginning of such recognition period.

Requirements for Qualification as a REIT

Boston Properties, Inc. elected to be taxable as a REIT for federal income tax purposes for its taxable year ended December 31, 1997. In order to have so qualified, Boston Properties, Inc. must have met and continue to meet the requirements discussed below, relating to its organization, sources of income, nature of assets and distributions of income to stockholders.

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

(4)	that is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Internal Revenue Code to include specified entities;

(7)	that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder; and

(9)	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

Protection from Stock Concentration

In order to protect Boston Properties, Inc. from a concentration of ownership of stock that would cause it to fail condition (6) above, Boston Properties, Inc.’s charter provides that stock owned, or deemed to be owned or transferred to a shareholder in excess of certain ownership limits will automatically be converted into Excess Stock (as defined below) and transferred to a charity for resale. The original shareholder is entitled to receive certain proceeds from such a resale. Excess Stock is a separate class of Boston Properties, Inc.’s capital stock that is entitled to no voting rights but shares ratably with the common stock in dividends and rights upon dissolution. Because of the absence of authority on this issue, however, Boston Properties, Inc. cannot assure you that the operation of the Excess Stock or other provisions contained in its charter will, as a matter of law, prevent a concentration of ownership of stock in excess of the applicable ownership limits from causing Boston Properties, Inc. to violate condition (6) above. If there were such a concentration of ownership and the operation of the Excess Stock or other provisions contained in Boston Properties, Inc.’s charter were not held to cure such violation, Boston Properties, Inc. would be disqualified as a REIT. In rendering its opinion that Boston Properties, Inc. is organized in a manner that permits it to qualify as a REIT, Goodwin Procter LLP is relying on Boston Properties, Inc.’s representation that the ownership of its stock (without regard to the Excess Stock provisions) satisfies condition (6) above. Goodwin Procter LLP expresses no opinion as to whether, as a matter of law, the Excess Stock or other provisions contained in Boston Properties, Inc.’s charter preclude it from failing condition (6) above.

To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. If Boston Properties, Inc. complies with the annual letters requirement and it does not know or, exercising reasonable diligence, would not have known of its failure to meet condition (6) above, then it will be treated as having met condition (6) above.

To qualify as a REIT, Boston Properties, Inc. cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. Boston Properties, Inc. does not believe that it has any non-REIT earnings and profits and believes that it therefore satisfies this requirement.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of Boston Properties, Inc. will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” of Boston Properties, Inc. is a corporation in which Boston Properties, Inc. directly or indirectly owns stock and that elects, together with Boston Properties, Inc., to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of Boston Properties, Inc. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary can perform some impermissible tenant services without causing Boston Properties, Inc. to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made to Boston Properties, Inc. In addition, Boston Properties, Inc. will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between Boston Properties, Inc., its tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

Ownership of Partnership Interests by a REIT

A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, Boston Properties, Inc.’s proportionate share of the assets and items of income of BPLP, including BPLP’s share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest will be treated as Boston Properties, Inc.’s assets and liabilities and its items of income for purposes of applying the requirements described in this prospectus. Boston Properties, Inc. has control over BPLP and substantially all of the partnerships and limited liability company subsidiaries of BPLP and intends to operate them in a manner that is consistent with the requirements for the qualification of Boston Properties, Inc. as a REIT.

Income Tests Applicable to REITs

To qualify as a REIT, Boston Properties, Inc. must satisfy two gross income tests. First, at least 75% of its gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, at least 95% of its gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, some payments under hedging instruments and gain from the sale or disposition of stock or securities and some hedging instruments.

Rents received by Boston Properties, Inc. will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, Boston Properties, Inc. may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, Boston Properties, Inc. may not provide “impermissible services” to tenants (except through an independent contractor from whom it derives no revenue and that meets other requirements or through a taxable REIT subsidiary) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of Boston Properties, Inc.’s direct cost of providing the service. If the impermissible tenant service income exceeds 1% of Boston Properties, Inc.’s total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of Boston Properties, Inc.’s total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

Boston Properties, Inc. has not charged, and does not anticipate charging, rent that is based in whole or in part on the income or profits of any person. Boston Properties, Inc. has not derived, and does not anticipate deriving, rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.

Any gain realized by Boston Properties, Inc. on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. Boston Properties, Inc. intends o hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with its investment objectives. Boston Properties, Inc. cannot provide any assurance, however, that the IRS might not contend that one or more of these sales are subject to the 100% penalty tax.

If it fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Boston Properties, Inc. may nevertheless qualify as a REIT for that year if it is entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if Boston Properties, Inc.’s failure to meet the tests is due to reasonable cause and not due to willful neglect, Boston Properties, Inc. attached a schedule of the sources of its income to its federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Boston Properties, Inc. would be entitled to the benefit of these relief provisions. For example, if Boston Properties, Inc. fails to satisfy the gross income tests because nonqualifying income that it intentionally incurs exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving Boston Properties, Inc., Boston Properties, Inc. will fail to qualify as a REIT. As discussed under “—Classification of Boston Properties Inc. as a REIT,” even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

Asset Tests Applicable to REITs

At the close of each quarter of our taxable year, Boston Properties, Inc. must satisfy four tests relating to the nature of its assets:

(1)	at least 75% of the value of its total assets must be represented by real estate assets, cash, cash items and government securities. Real estate assets include, for this purpose, stock or debt instruments held for less than one year purchased with the proceeds of an offering of Boston Properties, Inc.’s shares or long-term debt;

(2)	not more than 25% of its total assets may be represented by securities other than those in the 75% asset class;

(3)	except for equity investments in REITs, qualified REIT subsidiaries, or taxable REIT subsidiaries or other securities that qualify as “real estate assets” for purposes of the test described in clause (1): the value of any one issuer’s securities owned by Boston Properties, Inc. may not exceed 5% of the value of Boston Properties, Inc.’s total assets; Boston Properties, Inc. may not own more than 10% of any one issuer’s outstanding voting securities; and Boston Properties, Inc. may not own more than 10% of the value of the outstanding securities of any one issuer; and

(4)	not more than 20% of Boston Properties, Inc.’s total assets may be represented by securities of one or more taxable REIT subsidiaries.

Securities for purposes of the asset tests may include debt securities. However, debt of an issuer will not count as a security for purposes of the 10% value test if the debt securities are “straight debt” as defined in Section 1361 of the Internal Revenue Code and (1) the issuer is an individual, (2) the only securities of the issuer that the REIT holds are straight debt or (3) if the issuer is a partnership, the REIT holds at least a 20% profits interest in the partnership.

With respect to each issuer in which Boston Properties, Inc. currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, Boston Properties, Inc. believes that its pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of its assets and that it complies with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, Boston Properties, Inc. cannot provide any assurance that the IRS might not disagree with its determinations.

After initially meeting the asset tests at the close of any quarter, Boston Properties, Inc. will not lose its status as a REIT if it fails to satisfy the 25%, 20% and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of its assets. If the failure to satisfy the 25%, 20% or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. Boston Properties, Inc. intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset tests or 10% value limitation. If it were to fail to cure noncompliance with the asset tests within this time period, Boston Properties, Inc. would cease to qualify as a REIT.

Annual Distribution Requirements Applicable to REITs.

To qualify as a REIT, Boston Properties, Inc. is required to distribute dividends, other than capital gain dividends, to its stockholders each year in an amount at least equal to (1) the sum of (a) 90% of its REIT taxable income, computed without regard to the dividends paid deduction and its net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if it recognizes any built-in gain, Boston Properties, Inc. will be required, under Treasury regulations, to distribute at least 90% of the built-in gain, after tax, recognized on the disposition of the applicable asset. See “—Classification of Boston Properties Inc. as a REIT “for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before Boston Properties, Inc. timely files its tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

Boston Properties, Inc. believes that it has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements.

It is expected that Boston Properties, Inc.’s REIT taxable income has been and will be less than its cash flow due to the allowance of depreciation and other noncash charges in computing REIT taxable income. Accordingly, Boston Properties, Inc. anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the 90% distribution requirement. It is possible, however, that Boston Properties, Inc., from time to time, may not have sufficient cash or other liquid assets to meet this distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between (a) the actual receipt of income and the actual payment of deductible expenses and (b) the inclusion of such income and the deduction of such expenses in arriving at Boston Properties, Inc.’s taxable income, or as a result of nondeductible expenses such as principal amortization or capital expenditures in excess of noncash deductions. In the event that such timing differences occur, Boston Properties, Inc. may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the dividend requirement.

Under some circumstances, Boston Properties, Inc. may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to stockholders in a later year, which may be included in its deduction for dividends paid for the earlier year. We will refer to such dividends as “deficiency dividends.” Thus, Boston Properties, Inc. may be able to avoid being taxed on amounts distributed as deficiency dividends. It will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

To the extent that Boston Properties, Inc. does not distribute all of its net capital gain or distribute at least 90%, but less than 100%, of its REIT taxable income, as adjusted, it is subject to tax on these amounts at regular corporate tax rates.

Boston Properties, Inc. will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if it fails to distribute during each calendar year at least the sum of:

(1)	85% of its REIT ordinary income for the year;

(2)	95% of its REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Failure of Boston Properties, Inc. to Qualify as a REIT

If Boston Properties, Inc. fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, it will be subject to tax on its taxable income at regular corporate rates, including any applicable alternative minimum tax. Distributions to stockholders in any year in which Boston Properties, Inc. fails to qualify will not be deductible by it nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as regular corporate dividends, and subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless it is entitled to relief under specific statutory provisions, Boston Properties, Inc. also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances it would be entitled to such statutory relief. For example, if Boston Properties, Inc. fails to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limit on such income, the IRS could conclude that Boston Properties, Inc.’s failure to satisfy the tests was not due to reasonable cause.

Other Tax Consequences

Boston Properties, Inc., BPLP, and holders of our debt securities may be subject to state and local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The foreign, state and local tax treatment of Boston Properties, Inc., BPLP, and holders of our debt securities may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our debt securities.

HOW WE PLAN TO SELL THE DEBT SECURITIES

We may sell the securities in any one or more of the following ways:

•	directly to investors;

•	to investors through agents;

•	to dealers;

•	through underwriting syndicates led by one or more managing underwriters; and

•	through one or more underwriters acting alone.

Any underwritten offering may be on a best efforts or a firm commitment basis.

The distribution of the debt securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any of the prices may represent a discount from the prevailing market prices.

In the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will, where applicable:

•	identify any such underwriter or agent;

•	describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter or agent and in the aggregate to all underwriters and agents;

•	identify the amounts underwritten; and

•	identify the nature of the underwriter’s obligation to take the securities.

Unless otherwise specified in the related prospectus supplement, each series of debt securities will be a new issue with no established trading market. We may elect to list any series of debt securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of debt securities.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against some liabilities, including liabilities under the Securities Act.

Underwriters, dealers and agents may engage in transactions with us, perform services for us or be our tenants in the ordinary course of business.

If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

EXPERTS

The audited financial statements for the year ended December 31, 2002 incorporated in this prospectus by reference to Boston Properties Limited Partnership’s Current Report on Form 8-K dated June 13, 2003 and the combined statement of revenue over certain operating expenses of 399 Park Avenue for the year ended December 31, 2001 incorporated in this prospectus by reference to Boston Properties Limited Partnership’s Form 10 filed on March 6, 2003, including all amendments through May 13, 2003, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

The validity of the debt securities we are offering and the qualification of Boston Properties, Inc. as a “real estate investment trust” under the Internal Revenue Code will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Gilbert G. Menna, the sole stockholder of Gilbert G. Menna, P.C., a partner of Goodwin Procter LLP, serves as one of Boston Properties, Inc.’s Assistant Secretaries. Certain partners of Goodwin Procter LLP together own approximately 20,000 shares of Boston Properties, Inc.’s common stock.

You should only rely on the information contained in this prospectus, any prospectus supplement or any document incorporated by reference. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

$1,000,000,000

Boston Properties Limited Partnership

Debt Securities

PROSPECTUS

August 27, 2003